Exhibit (a)(5)(L)

AGREEMENT AND PLAN OF MERGER

among

WARNER BROS. DISCOVERY, INC.,

PARAMOUNT SKYDANCE CORPORATION

and

PRINCE SUB INC.

Dated as of [●], 2025

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND IT WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY OF THIS DOCUMENT BY ALL SUCH PARTIES TO ALL OTHER PARTIES. THIS DOCUMENT WILL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE COMPANY AND BUYER.

Page

Article I

The Merger

Section 1.1	The Merger	-2-
Section 1.2	Closing	-2-
Section 1.3	Effective Time	-3-
Section 1.4	The Certificate of Incorporation of the Surviving Corporation	-3-
Section 1.5	The Bylaws of the Surviving Corporation	-3-
Section 1.6	Directors and Officers of the Surviving Corporation	-3-
Section 1.7	Further Assurances	-3-

Article II

Effect of the Merger on Capital Stock

Section 2.1	Effect of the Merger on Capital Stock of the Company and Merger Sub	-4-
Section 2.2	Certain Adjustments	-4-
Section 2.3	Appraisal Shares	-5-

Article III

Delivery of Merger Consideration; Procedures for Surrender

Section 3.1	Paying Agent	-5-
Section 3.2	Payment Procedures	-6-
Section 3.3	Full Satisfaction	-6-
Section 3.4	Undistributed Exchange Funds	-7-
Section 3.5	Abandoned Property, Escheat or Similar Laws	-7-
Section 3.6	Lost Certificates	-7-
Section 3.7	Investment of Exchange Funds	-7-
Section 3.8	Treatment of Company Equity Awards	-8-
Section 3.9	Withholding	-10-

Article IV

Representations and Warranties of THE COMPANY

Section 4.1	Organization, Good Standing and Qualification	-11-
Section 4.2	Capital Structure	-11-
Section 4.3	Corporate Authority and Approval	-12-
Section 4.4	Governmental Filings; No Violations	-13-
Section 4.5	Company Reports; Financial Statements	-14-
Section 4.6	Absence of Certain Changes	-15-
Section 4.7	Litigation and Liabilities	-16-

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Page

Section 4.8	Employee Benefits and Labor Matters	-16-
Section 4.9	Compliance with Laws, Licenses	-19-
Section 4.10	Certain Contracts	-21-
Section 4.11	Environmental Matters	-23-
Section 4.12	Taxes	-23-
Section 4.13	Intellectual Property	-24-
Section 4.14	Real Property	-27-
Section 4.15	Insurance	-28-
Section 4.16	Related-Party Transactions	-28-
Section 4.17	Information Supplied	-28-
Section 4.18	Brokers and Finders	-28-
Section 4.19	Anti-Takeover	-29-
Section 4.20	Termination of Netflix Merger Agreement	-29-
Section 4.21	No Other Representations and Warranties	-29-

Article V

Representations and Warranties of Buyer and Merger Sub

Section 5.1	Organization, Good Standing and Qualification	-29-
Section 5.2	Capital Structure of Merger Sub	-30-
Section 5.3	Corporate Authority and Approval	-30-
Section 5.4	Governmental Filings; No Violations	-31-
Section 5.5	Litigation	-31-
Section 5.6	Financing	-32-
Section 5.7	Information Supplied	-33-
Section 5.8	Brokers and Finders	-33-
Section 5.9	Buyer Guarantee	-34-
Section 5.10	No Other Representations and Warranties	-34-

Article VI

Covenants

Section 6.1	Interim Operations	-34-
Section 6.2	No Solicitation	-40-
Section 6.3	Company Stockholder Meeting; Proxy Material	-42-
Section 6.4	Cooperation; Efforts to Consummate	-45-
Section 6.5	Status; Notifications	-48-
Section 6.6	Information; Access and Reports	-48-
Section 6.7	Exchange Act Deregistration	-50-
Section 6.8	Publicity	-50-
Section 6.9	Employee Matters	-50-
Section 6.10	Indemnification; Directors’ and Officers’ Insurance	-52-
Section 6.11	Takeover Statutes	-54-
Section 6.12	Section 16 Matters	-54-

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Page

Section 6.13	Transaction Litigation	-54-
Section 6.14	Financing; Mutual Cooperation Covenants	-55-
Section 6.15	Company’s Financing Covenants	-57-
Section 6.16	Buyer’s Financing Covenants	-59-

Article VII

Conditions

Section 7.1	Conditions to Obligation of Each Party	-60-
Section 7.2	Conditions to Obligation of the Company to Effect the Merger	-61-
Section 7.3	Conditions to Obligation of Buyer and Merger Sub to Effect the Merger	-61-
Section 7.4	Frustration of Closing Conditions	-62-

Article VIII

Termination

Section 8.1	Termination or Abandonment	-62-
Section 8.2	Effect of Termination	-64-
Section 8.3	Termination Fees	-65-

Article IX

Miscellaneous and General

Section 9.1	Survival	-66-
Section 9.2	Modification or Amendment; Waiver	-67-
Section 9.3	Counterparts	-67-
Section 9.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	-67-
Section 9.5	Specific Performance	-68-
Section 9.6	Notices	-68-
Section 9.7	Entire Agreement	-70-
Section 9.8	Third-Party Beneficiaries	-71-
Section 9.9	Non-Recourse	-72-
Section 9.10	Fulfillment of Obligations	-72-
Section 9.11	Expenses; Transfer Taxes	-72-
Section 9.12	Severability	-72-
Section 9.13	Successors and Assigns	-73-
Section 9.14	Interpretation and Construction	-73-
Section 9.15	Concerning Debt Financing Sources	-74-

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of [●] [●], 2025, is entered into by and among Warner Bros. Discovery, Inc., a Delaware corporation (the “Company”), Paramount Skydance Corporation, a Delaware corporation (“Buyer”), and Prince Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Buyer (“Merger Sub” and, together with the Company and Buyer, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Company, Buyer and Merger Sub desire to effect the acquisition of the Company by Buyer through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Series A common stock, par value $0.01 per share, of the Company (“Company Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.1(a) and any Appraisal Shares) being converted into the right to receive an amount in cash equal to $[●], without interest (such amount, the “Merger Consideration”), upon the terms and subject to the conditions set forth herein;

WHEREAS, certain investors (the “Equity Investors”) have entered into subscription agreements with Buyer (the “Subscription Agreements”), providing for a private placement investment by the Equity Investors in shares of Buyer Class B common stock, par value $0.001 per share (“Buyer Class B Common Stock”), in an aggregate amount of up to $[●], to be consummated immediately prior to the consummation of the Merger (the “PIPE Transaction”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (iv) resolved to recommend that the Company’s stockholders approve the Merger and adopt this Agreement (the “Company Recommendation”);

WHEREAS, the board of directors of Buyer (the “Buyer Board”) has (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Buyer and its stockholders, (ii) determined that it is in the best interests of Buyer and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by Buyer of this Agreement, the performance by Buyer of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, Buyer has made available to the Company an accurate and complete copy of the executed written consent by the holders of 100% of the shares of Buyer Class A common stock, par value $0.001 per share, approving the PIPE Transaction upon the terms and subject to the conditions set forth herein (the “Buyer Written Consent”);

WHEREAS, (i) the board of directors of Merger Sub has approved this Agreement and determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and Buyer, its sole stockholder, and (ii) Buyer, in its capacity as the sole stockholder of Merger Sub, has delivered its consent, effective immediately following the execution and delivery of this Agreement, approving the Merger and adopting this Agreement;

WHEREAS, that certain Agreement and Plan of Merger, dated as of December 4, 2025 (the “Netflix Merger Agreement”), by and among the Company, Netflix, Inc., a Delaware corporation (“Netflix”), Nightingale Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Netflix, and New Topco 25, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company, has been validly terminated in accordance with its terms prior to the execution and delivery of this Agreement by the Company;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (the “Trust”), and Mr. Lawrence J. Ellison (“L. Ellison” and, together with the Trust, the “Guarantors”) have entered into a guarantee, dated as of the date hereof, guaranteeing certain of Buyer’s and Merger Sub’s obligations under this Agreement (the “Buyer Guarantee”); and

WHEREAS, Buyer, the Company and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein.

Article I

The Merger

Section 1.1         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Buyer. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2          Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Time, remotely via electronic exchange of documents and signatures, no later than the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Buyer and the Company (the date of the Closing, the “Closing Date”).

Section 1.3          Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Buyer and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 1.4         The Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

Section 1.5         The Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to the Surviving Corporation’s name until further amended in accordance with the provisions thereof and applicable Law.

Section 1.6          Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 1.7         Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Article II

Effect of the Merger on Capital Stock

Section 2.1          Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer or Merger Sub or any other Person:

(a)            All shares of Company Stock that are owned, directly or indirectly, by Buyer, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)            Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.1(a), and (ii) subject to the provisions of Section 2.3) shall be converted automatically into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c)            All shares of Company Stock converted into the right to receive the Merger Consideration pursuant to Section 2.1(b)  shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.3) the right to receive the Merger Consideration, without interest, subject to compliance with the procedures set forth in Section 3.2.

(d)            Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2          Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 8.1, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Buyer and the holders of Company Stock (including Company Options exercisable for Company Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.3           Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.1(a)) and that are held of record or beneficially owned by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but rather shall be canceled and the holder or beneficial owner of such Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder or beneficial owner shall fail to perfect or otherwise shall waive, validly withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s or beneficial owner’s shares of Company Stock shall not be deemed to be Appraisal Shares and such shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.1(b). The Company shall provide prompt notice to Buyer of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company. Buyer shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer, make or offer to make, or authorize, any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a demand for appraisal under the DGCL or otherwise comply with Section 262 of the DGCL, approve any withdrawal of any such demands, or offer, propose or otherwise agree to do any of the foregoing.

Article III

Delivery of Merger Consideration; Procedures for Surrender

Section 3.1          Paying Agent. Prior to the Effective Time, Buyer shall enter into a customary agreement with a nationally recognized bank or trust company designated by Buyer and reasonably acceptable to the Company (the “Paying Agent”). Prior to or as of the Effective Time, Buyer shall provide or shall cause to be provided to the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration (the “Exchange Fund”). The Paying Agent shall pay the Merger Consideration out of the Exchange Fund. Except as provided in Section 3.7, the Exchange Fund shall not be used for any other purpose.

Section 3.2          Payment Procedures.

(a)            Certificates. Buyer shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form reasonably satisfactory to the Company) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Buyer shall cause the Paying Agent to pay in exchange therefor as promptly as practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Buyer that such Taxes have been paid or are not applicable. No interest shall be paid or accrue on any amount payable upon surrender of any Certificate.

(b)            Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(b). No interest shall be paid or accrue on any amount payable upon conversion of any Book-Entry Shares.

(i)            Each holder of record of one or more Book-Entry Shares held in direct registry form whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) shall, subject to compliance with customary procedures of the Paying Agent and the Company’s transfer agent, automatically upon the Effective Time be entitled to receive, and Buyer shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be canceled.

(ii)          With respect to Book-Entry Shares held, directly or indirectly, through the Depository Trust Company (“DTC”), the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such beneficial owners shall forthwith be canceled.

Section 3.3            Full Satisfaction. The Merger Consideration paid in accordance with the terms of this Article III upon the surrender of the Certificates (or immediately, in the case of the Book-Entry Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, (i) all holders of shares of Company Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares other than the right to receive the Merger Consideration pursuant to this Agreement and (ii) there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.4            Undistributed Exchange Funds. Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

Section 3.5            Abandoned Property, Escheat or Similar Laws. None of Buyer, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Agreement, any amounts deposited by Buyer or its designee with the Paying Agent for disbursement to holders of Appraisal Shares shall be returned to Buyer or its designee upon demand made by Buyer.

Section 3.6            Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Buyer, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Paying Agent, the posting by such Person of a bond in reasonable and customary amount as Buyer or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

Section 3.7            Investment of Exchange Funds. The Paying Agent shall invest the Exchange Fund as directed by Buyer; provided, however, that no investment interest or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest or gains resulting from such investments shall be the sole and exclusive property of Buyer payable to Buyer upon its request, and no part of such interest or gains shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of the Exchange Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). If for any reason (including investment losses) the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Buyer shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

Section 3.8           Treatment of Company Equity Awards.

(a)            As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, the Company, Buyer, or Merger Sub:

(i)            Each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Buyer and automatically converted into an option (a “Buyer Option”) to purchase a number of shares of Buyer Class B Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such Company Option as of immediately prior to the Effective Time, with an exercise price per share of Buyer Class B Common Stock, rounded up to the nearest whole cent, equal to the quotient obtained by dividing (x) the exercise price per share of Company Stock of such Company Option immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio (provided, that the number of shares of Buyer Class B Common Stock subject to the Buyer Option and the exercise price thereof shall be determined in a manner consistent with the requirements of Section 409A of the Code). Each such Buyer Option as so assumed and converted shall continue to have, and shall be subject to, the same vesting and other terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment) as applied to the corresponding Company Option immediately prior to the Effective Time. Notwithstanding the foregoing, each Company Option with an exercise price per share of Company Stock equal to or greater than the Merger Consideration shall be canceled at the Effective Time for no consideration.

(ii)            Each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed by Buyer and automatically converted into an award of restricted stock units (“Buyer RSUs”) covering a number of shares of Buyer Class B Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such award of Company RSUs immediately prior to the Effective Time. Each such award of Buyer RSUs as so assumed and converted shall continue to have, and shall be subject to, the same vesting, settlement and other terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) as applied to the corresponding award of Company RSUs immediately prior to the Effective Time.

(iii)            Each award of Company PRSUs that is outstanding immediately prior to the Effective Time shall be assumed by Buyer and automatically converted into an award of restricted stock units (“Adjusted Buyer RSUs”) covering a number of shares of Buyer Class B Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such award of Company PRSUs immediately prior to the Effective Time (after taking into account the treatment of the applicable performance-vesting conditions in accordance with the last sentence of this Section 3.8(a)(iii)). Each such award of Adjusted Buyer RSUs as so assumed and converted shall continue to have, and shall be subject to, the same vesting, settlement and other terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment, except that such Adjusted Buyer RSUs shall no longer be subject to performance-based vesting conditions) as applied to the corresponding award of Company PRSUs immediately prior to the Effective Time. The performance-based vesting conditions applicable to any Company PRSU (1) for which the applicable performance period has been completed prior to the Effective Time shall be determined based on actual performance and (2) for which the applicable performance period has not been completed prior to the Effective Time shall be deemed to have been achieved at the greater of (I) target performance and (II) actual performance extrapolated through the end of the applicable performance period as determined in good faith by the Company Board (or, if appropriate, any appropriate committee thereof) based on actual performance through the Closing Date and consistent with past practice, in each case, for purposes of the conversion set forth in this Section 3.8(a)(iii).

(iv)            Each award of Company DSUs that is outstanding immediately prior to the Effective Time shall be assumed by Buyer and automatically converted into an award of deferred stock units (“Buyer DSUs”) covering a number of shares of Buyer Class B Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such award of Company DSUs immediately prior to the Effective Time. Each such award of Buyer DSUs as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding award of Company DSUs immediately prior to the Effective Time (including with respect to timing and form of payment).

(v)            Each Company Notional Unit that is outstanding immediately prior to the Effective Time shall be assumed by Buyer and automatically converted into a notional unit with respect to a number of shares of Buyer Class B Common Stock (a “Buyer Notional Unit”) equal to the product (rounded down to the nearest whole share) obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such Company Notional Unit immediately prior to the Effective Time. Each such Buyer Notional Unit as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Notional Unit immediately prior to the Effective Time (including with respect to timing and form of payment), as set forth in the applicable Company DC Plan.

(vi)            (A) No Offering (as defined in the Company ESPP) shall commence or be extended on or after the date of this Agreement, (B) beginning on the date of this Agreement, no new participants may commence participation in the Company ESPP, including during the Offering in effect under the Company ESPP as of the date of this Agreement (such Offering period, the “Existing Offering Period”), (C) beginning on the date of this Agreement, no participant in the Company ESPP may increase the amount of his or her payroll deductions under the Company ESPP with respect to the Existing Offering Period, and (D) the Existing Offering Period shall terminate on the earlier of the date that is (1) two Business Days prior to the Effective Time and (2) the final day of the Existing Offering Period pursuant to the terms of the Company ESPP (the “ESPP Final Purchase Date”) and all participant contributions under the Company ESPP shall be used to purchase shares of Company Stock on the ESPP Final Purchase Date in accordance with the terms of the Company ESPP as if the ESPP Final Purchase Date was the last day of the Existing Offering Period.

(vii)        Prior to the Effective Time, the Company Board (or, if appropriate, any appropriate committee thereof) and Buyer shall take all necessary action for the assumption, conversion and adjustment of the Company Options, Company RSUs, Company PRSUs, Company DSUs and Company Notional Units as provided in this Section 3.8(a). Buyer shall reserve for future issuance a number of shares of Buyer Class B Common Stock at least equal to the number of shares of Buyer Class B Common Stock that will be subject to the Buyer Options, Buyer RSUs, Adjusted Buyer RSUs, Buyer DSUs and Buyer Notional Units. Buyer shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Buyer Class B Common Stock issuable upon exercise or settlement of each such Buyer Option, Buyer RSU, Adjusted Buyer RSU, Buyer DSU and Buyer Notional Unit, and Buyer shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of such awards remain outstanding.

(b)            Not later than the Closing Date, Buyer and the Company shall jointly deliver to those individuals who, immediately following the Effective Time, will be the holders of Buyer Options, Buyer RSUs, Adjusted Buyer RSUs, Buyer DSUs and Buyer Notional Units any required notices setting forth such holders’ rights pursuant to the relevant incentive plan and award agreements and stating that the related Company Options, Company RSUs, Company PRSUs, Company DSUs and Company Notional Units have been assumed by Buyer and converted as provided in this Section 3.8, and such awards shall continue in effect on the same terms and conditions subject, in each case, to the adjustments required by this Section 3.8 after giving effect to the Merger and the terms of the relevant Company Stock Plan and related award agreements or relevant Company DC Plan, as applicable.

Section 3.9            Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of Buyer, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Buyer shall use reasonable best efforts to cooperate with the Company to obtain any affidavits, certificates or other documentation as may reasonably be expected to afford to the Company and any holder of Company Stock reduction of or relief from any such deduction or withholding.

Article IV

Representations and Warranties of THE COMPANY

Except as set forth (i) in the forms, statements, certifications, reports and documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2023 (the “Applicable Date”) that were filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), other than with respect to Sections 4.1, 4.2, 4.3 and 4.18, or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Buyer by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, the Company hereby represents and warrants to Buyer and Merger Sub that:

Section 4.1            Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Prior to the date of this Agreement, the Company has made available to Buyer complete and correct copies of the Organizational Documents of the Company.

Section 4.2            Capital Structure.

(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 10,800,000,000 shares of Company Stock and (ii) 1,200,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock” and the Company Stock together with the Preferred Stock, the “Company Capital Stock”). As of [●] (the “Measurement Date”), there were (x)(A) an aggregate of [●] shares of Company Stock issued and outstanding and (B) no shares of Preferred Stock issued and outstanding and (y) (A) an aggregate of [●] shares of Company Stock reserved for, and [●] shares of Company Stock subject to, issuance pursuant to the Company Stock Plans, which included (i) [●] Company RSUs, (ii) [●] and [●] Company PRSUs (assuming the achievement of performance criteria at target and maximum levels, respectively), (iii) [●] shares of Company Stock subject to Company Options and (iv) [●] Company DSUs and (B) no shares of Preferred Stock reserved for, and no shares of Preferred Stock subject to, issuance pursuant to the Company Stock Plans. As of the Measurement Date, there were [●] Company Notional Units outstanding under the Company DC Plans representing an equivalent of [●] shares of Company Stock. From the Measurement Date to the date of this Agreement, the Company has not issued or granted (or committed to issue or grant) any shares of Company Stock or any compensatory equity or equity-based award, other than pursuant to (I) the vesting and settlement of Company RSUs, Company PRSUs or Company DSUs, (II) the exercise of Company Options or (III) the Company ESPP, in each case of foregoing clauses (I), (II) and (III) which were granted prior to the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b)            Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Subsidiary of the Company (such Subsidiaries, together with any other Subsidiaries of the Company as of the Effective Time, the “Company Subsidiaries”) and the ownership interest of the Company, directly or indirectly, in each such Company Subsidiary. The ownership interest in each Company Subsidiary set forth on Section 4.2(b) of the Company Disclosure Letter as owned by the Company, directly or indirectly, has been duly authorized and validly issued and is fully paid and nonassessable, and is owned by the Company free and clear of all Liens other than Permitted Liens. No Subsidiary of the Company owns any shares of Company Capital Stock.

(c)            Except as set forth in Section 4.2(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any equity or voting securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company and its Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

Section 4.3            Corporate Authority and Approval.

(a)            The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the other Transaction Documents to which it is a party and that have been executed as of the date hereof and will have all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver all other Transaction Documents to which it will be a party as of the Effective Time and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party as of the Effective Time and the consummation of the Transactions have been duly authorized by all necessary and proper corporate action on the part of the Company, and, subject to Section 4.3(c), no other corporate action on the part of the Company is necessary to authorize this Agreement or the other Transaction Documents to which the Company is or will be a party as of the Effective Time.

(b)            The Company Board has (i) (A) determined that the terms of this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (B) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (C) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, (D) resolved to make the Company Recommendation and (E) approved the termination of the Netflix Merger Agreement and (ii) received the opinions of J.P. Morgan Securities LLC and Allen & Company LLC to the effect that, as of the date of such opinions and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Stock. The Company shall provide a copy of such written opinions to Buyer solely for informational purposes promptly following the execution and delivery of this Agreement.

(c)            No vote of the holders of any class of equity securities of the Company is required for the execution and delivery of this Agreement, the other Transaction Documents or any other agreements or documents contemplated hereby or thereby to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, or to consummate the Merger and the transactions contemplated hereunder and thereunder, except for the Company Stockholder Approval.

Section 4.4            Governmental Filings; No Violations.

(a)            Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.3, (ii) required under the rules and regulations of NASDAQ, (iii) required under the HSR Act or any other applicable Antitrust Laws in connection with the Transactions, (iv) required under the Exchange Act or the Securities Act, (v) to comply with state securities or “blue-sky” Laws, (vi) as may be required with or to Regulators pursuant to applicable Regulatory Laws and (vii) as set forth in Section 4.4(a) of the Company Disclosure Letter, no filings, notices or reports are required to be made by any of the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)            The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party as of the Effective Time do not or will not (as applicable), and the consummation by the Company of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Company Material Contracts, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 4.4(a) are made or obtained, under any Law, Governmental Order or License to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations under any Company Material Contract, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.5           Company Reports; Financial Statements.

(a)            The Company has filed or furnished or will file or furnish, as applicable, on a timely basis, all Company Reports since the Applicable Date. Each of the Company Reports, at the time of its filing or being furnished complied (or, if not yet filed or furnished, will comply) in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)            The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company Reports dated on or prior to the date hereof, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Company Reports filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(c)            The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(d)            The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Buyer (A) either materials relating to or a summary of any disclosure of matters described in clause (i) or (ii) in the preceding sentence made by management of the Company to its auditors and the audit committee of the Company Board on or after the Applicable Date and prior to the date of this Agreement and (B) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee of the Company Board as required by the listing standards of NASDAQ, such audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(e)            Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto, and complied or will comply, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto.

(f)            Neither the Company nor any of its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any of the Company’s published financial statements or other Company Reports.

Section 4.6            Absence of Certain Changes.

(a)            Since September 30, 2025 and through the date of this Agreement, there has not been any Effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

(b)            Since September 30, 2025 and through the date of this Agreement, other than in connection with this Agreement, the Transactions and the Netflix Merger Agreement (including the transactions contemplated thereby and the termination thereof), (i) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset of the Company or its Subsidiaries, whether or not covered by insurance, and (iii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period between the date of this Agreement through the Effective Time, without Buyer’s consent, would constitute a breach of Section 6.1(a)(y)(i)(C) (Distributions), (iii)(B) (Senior Executive Compensation), (vi) (COT Properties), (vii) (Key Properties), (viii) (HBO Service), (ix) (Sale of Assets), (xi) (Acquisitions), (xii) (Accounting Policies), (xv) (Loans) or (xxvii) (solely to the extent relating to the foregoing clauses (i)(C), (iii)(B), (vi), (vii), (viii), (ix), (xi), (xii) and (xv)).

Section 4.7            Litigation and Liabilities.

(a)            As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or any property or asset of the Company or its Subsidiaries, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)            There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, other than obligations or liabilities (i) disclosed, reflected, reserved against or otherwise provided for in the balance sheet of the Company as of December 31, 2024, and the notes thereto, set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, (ii) incurred in the Ordinary Course since December 31, 2024, (iii) arising out of this Agreement (and which do not arise out of a breach by the Company of any representation or warranty in this Agreement) or third-party service provider obligations incurred in connection with the Transactions, (iv) incurred pursuant to Contracts or Licenses binding on the Company or any of its Subsidiaries or pursuant to which their respective assets are bound (other than those resulting from a breach of such Contract or License) or (v) that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.8            Employee Benefits and Labor Matters.

(a)            Each material Company Plan as of the date of this Agreement is listed in Section 4.8(a) of the Company Disclosure Letter, other than employment agreements that do not materially deviate from the Company’s standard forms set forth in Section 4.8(a) of the Company Disclosure Letter. True and complete copies of each of the material Company Plans (other than employment agreements that do not materially deviate from the Company’s standard forms set forth in Section 4.8(a) of the Company Disclosure Letter) (or, if unwritten, a written summary thereof) and all amendments thereto have been made available to Buyer on or prior to the date of this Agreement. The Company shall provide a list to Buyer of each material employment agreement with a Company Employee, other than any such employment agreements that do not materially deviate from the Company’s standard forms set forth in Section 4.8(a) of the Company Disclosure Letter, and make available to Buyer true and complete copies (or a summary of the material terms) of each such material employment agreement within 90 days following the date of this Agreement.

(b)            Each Company Plan that is subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no circumstance exists that is likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Plan has been established, funded and operated in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(c)            No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)            Each Multiemployer Plan maintained, sponsored or contributed to by the Company or any Company ERISA Affiliate (a “Company Multiemployer Plan”), as of the date of this Agreement, is listed in Section 4.8(d) of the Company Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been made available to Buyer on or prior to the date of this Agreement.  With respect to each Company Multiemployer Plan, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the Knowledge of the Company, no such Company Multiemployer Plan is insolvent, within the meaning of Section 4245 of ERISA, (ii) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been or is reasonably expected to be incurred by the Company or any Company ERISA Affiliate, and, to the Knowledge of the Company, no event has occurred that has resulted or would reasonably be expected to result in the incurrence by the Company or any Company ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from, or termination of, any Company Multiemployer Plan, (iii) to the Knowledge of the Company, no proceeding has been initiated by the PBGC to terminate such Company Multiemployer Plan or is threatened and (iv) all contributions required to be made by the Company or any of its Subsidiaries under each Company Multiemployer Plan, as of the date of this Agreement, have been timely made.

(e)            Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has failed to satisfy the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA (whether or not waived), and no Company ERISA Affiliate has an outstanding funding waiver. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Company Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation (“PBGC”)) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries and (iii) the PBGC has not instituted proceedings to terminate any such Company Pension Plan.

(f)            As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Plans, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries have any obligations for retiree health or life benefits under any of the Company Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code or Section 601 of ERISA (or any similar non-U.S. Law).

(h)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each material Company Plan that is maintained in any non-U.S. jurisdiction or covers any Company Employee residing or working outside the United States (each, an “International Company Plan”) has been established, funded, and operated in compliance in all respects with its terms and conditions and with the requirements prescribed by any applicable Laws, (ii) each International Company Plan which is required to be registered or approved by any Governmental Entity has been so registered and approved and has been maintained in good standing with applicable requirements of the Governmental Entities, and, if intended to qualify for special tax treatment, meets all requirements for such special tax treatment with respect to such International Company Plan, and (iii) each International Company Plan is funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such International Company Plan is required to be funded and/or book-reserved.

(i)            Neither the execution of this Agreement, receipt of the Company Stockholder Approval, receipt of approval or clearance from any one or more Governmental Entities of the Transactions, nor the consummation of the Transactions will, either alone or in combination with any other event, (A) cause any Company Employees to become eligible for any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits to any Company Employee under any Company Plan, or increase the amount payable or result in any other material obligation pursuant to any of the Company Plans, (C) limit or restrict the right of the Company or its Subsidiaries to merge, amend or terminate any of the Company Plans or (D) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j)            Except as set forth in Section 4.8(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any Collective Bargaining Agreements (excluding any Collective Bargaining Agreement with a Guild or that applies on a national, area-wide, sector-wide, or industry-wide basis). To the Knowledge of the Company, there are no activities or proceedings of any Labor Union to organize any Company Employees with regard to their employment with the Company or any of its Subsidiaries. There is no, and since the Applicable Date, there has been no, strike, lockout, concerted work slowdown or stoppage, material unfair labor practice charge, material grievance, material arbitration, or other labor dispute pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, except where such strike, lockout or concerted work slowdown or stoppage would not, individually or in the aggregate, have a Company Material Adverse Effect.

(k)            The Company and each of its Subsidiaries is, and has been since the Applicable Date, in compliance with all applicable Laws governing employment or labor, including all such Laws relating to terms and conditions of employment, wages, hours, worker classification, contractors, child labor, immigration, collective bargaining, labor relations, discrimination, equal opportunity, safety and health, disability rights or benefits, employee leave issues, plant closures and layoffs, unemployment insurance, workers’ compensation, and automated employment decision tools and other artificial intelligence, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(l)            Since the Applicable Date, neither the Company nor any of its Subsidiaries has entered into a settlement agreement relating to a court or administrative complaint with a current or former officer, employee or independent contractor of the Company or any of its Subsidiaries that involves allegations relating to harassment or discrimination of any kind by a Covered Employee. Since the Applicable Date, no formally reported allegations of harassment or discrimination of any kind have been made against any Senior Executive other than allegations that were formally investigated and determined by the Company to be unsubstantiated.

(m)           To the Knowledge of the Company, no Covered Employee is in any material respect in violation of any term of any nondisclosure agreement, non-competition agreement or similar restrictive covenant agreement: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating to (A) the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) the knowledge or use of Trade Secrets or proprietary information. To the Knowledge of the Company, no Senior Executive has provided written notice to the Company of his or her intention to terminate his or her employment.

Section 4.9            Compliance with Laws, Licenses.

(a)            The Company and its Subsidiaries, since the Applicable Date, have not been and are not currently in violation of any applicable federal, state, local, foreign or transnational Law or any Governmental Order, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries possesses each License necessary to conduct its business as it is conducted as of the date of this Agreement and is in compliance with all such Licenses. All Licenses of the Company or any of its Subsidiaries are valid and in full force and effect and have not expired or been revoked, suspended, canceled, rescinded or terminated, other than those that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)            Section 4.9(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each License (other than FCC Licenses) made, issued or granted to the Company or any of its Subsidiaries or used by the business of the Company and its Subsidiaries, except for any Licenses the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)            Section 4.9(c) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each FCC License made, issued or granted to the Company or any of its Subsidiaries.

(d)            The Company and its Subsidiaries and, to the Knowledge of the Company, the officers, directors and employees of the Company and its Subsidiaries are in compliance in all material respects with, and since the Applicable Date have complied in all material respects with: (i) the provisions of the FCPA applicable to the Company and its Subsidiaries and such officers, directors and employees; and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated. Since the Applicable Date, the Company and its Subsidiaries and, to the Knowledge of the Company, the officers, directors and employees of the Company and its Subsidiaries, have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA or any Laws described in clause (ii) of the foregoing sentence.

(e)            The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(f)            None of the Company nor any of its Subsidiaries are, and since the Applicable Date, have been, subject to any pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws.

(g)            Without limiting the generality of the foregoing, each of the Company and its Subsidiaries, since the Applicable Date, has been and currently is in compliance in all material respects with the Export and Sanctions Regulations. Section 4.9(g) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of material specific licenses or authorizations held by the Company or any of its Subsidiaries or used by the business of the Company and its Subsidiaries under the Export and Sanctions Regulations. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Company or any of its Subsidiaries operate or are otherwise subject to jurisdiction.

(h)            None of the Company nor any of its Subsidiaries are, and since the Applicable Date, have been, subject to any actual, pending or, to the Knowledge of the Company, threatened Proceedings or notices of violation, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the Export and Sanctions Regulations.

(i)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the rules and regulations of all performing rights societies and industry guilds Collective Bargaining Agreements applicable to their operations.

Section 4.10          Certain Contracts.

(a)            Section 4.10(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound (each such Contract, a “Company Material Contract”), which:

(i)            provides that any of the Company or its Subsidiaries will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, that in each case after the Effective Time would be binding upon Buyer or any of its Subsidiaries (other than the Company or any of its Subsidiaries), and is material to the Company and its Subsidiaries, taken as a whole;

(ii)           purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business that in each case after the Effective Time would be binding upon Buyer or any of its Subsidiaries (other than the Company and its Subsidiaries);

(iii)          requires the Company or any of its Subsidiaries (or, after the Effective Time, Buyer or any of its Subsidiaries) to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $400,000,000 or more;

(iv)          is material to the formation, creation, operation, management or control of any partnership or joint venture, the book value of the Company’s investment in which exceeds $400,000,000;

(v)           is a Contract for the operating lease of personal property providing for annual payments of $50,000,000 or more;

(vi)          is (A) a Company Real Property Lease or (B) a Contract relating to the disposition or acquisition of Company Owned Real Property;

(vii)         is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(viii)       contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $200,000,000;

(ix)          is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (viii) and clause (x) below that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve net payments or receipts in excess of $500,000,000 in any year; or

(x)            is a Contract (A) governing indebtedness of the Company or any of its Subsidiaries with a principal amount in excess of $50,000,000, (B) that grants a Lien securing indebtedness of the Company or any of its Subsidiaries with a principal amount in excess of $50,000,000 on any property or asset of the Company or any of its Subsidiaries, or (C) under which any Person is guaranteeing indebtedness of the Company or any of its Subsidiaries with a principal amount in excess of $50,000,000;

provided that, notwithstanding the foregoing, Company Material Contracts shall not include any purchase orders and invoices or Company Plans or agreements related to the development or Exploitation (including any production, licensing or distribution) of Content (or Intellectual Property licensed for use in the development or production of Content, which are the subject of Section 4.13(d)).

(b)            A true and complete copy of each Company Material Contract, as of the date of this Agreement, including all amendments, attachments, schedules and exhibits thereto, has been made available to Buyer prior to the date of this Agreement (other than any immaterial omissions and subject to the redaction of competitively sensitive information). Each of the Company Material Contracts, and each Contract entered into after the date hereof that would have been a Company Material Contract if entered into prior to the date hereof (each, a “Company Additional Contract”), is (or if entered into after the date hereof, will be) valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party is in breach of or in default under any Company Material Contract or Company Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, none of Company nor any of its Subsidiaries has received written notice alleging a breach of or default under any Company Material Contract.

Section 4.11          Environmental Matters. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries has since the Applicable Date been in compliance with all applicable Environmental Laws, (b) the environmental conditions at the properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater and surface water), and, to the Knowledge of the Company, any formerly owned, leased or operated properties, are not contaminated with any Hazardous Substance that has or would reasonably be likely to result in the Company or any of its Subsidiaries incurring liability or having to conduct or fund any cleanup or other remedial activity pursuant, directly or indirectly, to any applicable Environmental Law, (c) none of the Company nor any of its Subsidiaries is subject to any Proceeding, or has otherwise received a written notice, alleging that it is liable for the release or threat of release of any Hazardous Substance that has or would reasonably be likely to result in the Company or any of its Subsidiaries incurring liability under any applicable Environmental Law, (d) none of the Company nor any of its Subsidiaries have received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, (e) none of the Company nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions, or outstanding obligations or claims under any indemnities or other contractual agreements, concerning liability or obligations relating to any Environmental Law and (f) to the Knowledge of the Company, there has been no release of or exposure to any Hazardous Substance and there are no other environmental conditions involving the Company or any of its Subsidiaries or their respective real properties that would reasonably be likely to result in a liability to the Company or any of its Subsidiaries pursuant to any Environmental Law.

Section 4.12         Taxes. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)            All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all respects. All Taxes of or with respect to the Company and its Subsidiaries, whether or not shown as due on such Tax Returns, have been paid, or adequate reserves therefor have been provided in accordance with GAAP.

(b)            All Taxes required to be withheld in respect of the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Entity.

(c)            No deficiency for any amount of Taxes has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Governmental Entity is pending or threatened in writing with respect to any material Taxes of or with respect to the Company or any of its Subsidiaries.

(d)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two-year period ending on the date of this Agreement.

(e)            Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(f)            There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded) upon the assets of the Company or any of its Subsidiaries.

(g)            Neither the Company nor any of its Subsidiaries is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of Taxes, other than (i) customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes and (ii) Contracts solely between or among any of the Company or one or more of its Subsidiaries.

(h)            No Governmental Entity has notified the Company or any of its Subsidiaries in writing that it is or may be subject to income taxation by a jurisdiction in which it does not presently file income Tax Returns.

(i)            The Company is not and has not, in the five-year period ending on the date of this Agreement, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

Section 4.13          Intellectual Property.

(a)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all material Registered Company IP is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are the owners of the Company Owned IP.

(c)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, (i) the Company and its Subsidiaries have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (ii) no third party is infringing, misappropriating or otherwise violating any Company Owned IP and (iii) there are no pending or threatened in writing Proceedings alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person.

(d)            The Company has provided Buyer with true and complete copies of (i) all material Contracts containing any in-licenses or transfers of the COT Properties to the Company or any of its Subsidiaries or any of its or their predecessors (including the in-licensing of Intellectual Property for use in the development or production of such COT Properties); provided that for purposes of this Section 4.13(d)(i) a Contract shall be deemed material only if it would reasonably be expected to impair the Exploitation of such COT Property in any material respect; and (ii)(w) the top ten (10) by revenue vMVPD and MVPD agreements that include distribution of the COT Properties in the United States and, to the extent not included in the above, the top eight (8) HBO Max distribution agreements by revenue for the United States; (x) the top ten (10) by revenue HBO Max distribution agreements for the Europe and Middle East region; (y) the top ten (10) by revenue HBO Max or HBO Premium distribution agreements for the Latin America region; and (z) the top ten (10) by revenue HBO Max distribution agreements for the Asia Pacific region; provided that the foregoing shall not include COT Property Agreements solely between or among the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Key Out-License Agreements and the Key Out-License Summary (solely with respect to the COT Properties, term, exclusivity and territory), taken together, constitute an accurate and complete summary (solely with respect to the COT Properties, term, exclusivity and territory) of all exclusive out-licenses and material non-exclusive out-licenses of the COT Properties.

(e)            Within the past three (3) years, the Company and its Subsidiaries have not dedicated to the public domain, forfeited, abandoned or otherwise allowed to fall into the public domain, any COT Property.

(f)            To the Knowledge of the Company, none of the COT Properties are subject to a right of any Person to, within ten (10) years of the date of this Agreement, revert, extinguish or otherwise terminate any right of the Company or any of its Subsidiaries in any COT Properties, including pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents. Within the past three (3) years, the Company and its Subsidiaries have not received any written notice reverting, extinguishing or otherwise terminating (or stating an intent to revert, extinguish or otherwise terminate) any rights of the Company or any of its Subsidiaries in any COT Property, including under §203 or §304(c) of the United States Copyright Act and their foreign equivalents, and, to the Knowledge of the Company, there is no reasonable basis for a claim that any Person holds any such right.

(g)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to be materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of Buyer and its Subsidiaries, taken as a whole, the execution, delivery and performance of this Agreement and the consummation of the Merger will not, with or without notice or the lapse of time or both:

(i)            breach or require consent or notice to be given for any COT Property Agreement;

(ii)           cause any material loss of, or forfeiture or termination of (or give rise to a right of forfeiture or termination of, or any incremental loss of rights with respect to), any rights of the Company or any of its Subsidiaries to Exploit any COT Properties;

(iii)            in any way impair the right to Exploit, or bring any Proceeding for the unauthorized Exploitation, disclosure, or infringement of, any COT Properties;

(iv)            result in any other Person receiving (or give any other Person) the right or option to modify or terminate any agreement, covenant not to sue, immunity or other rights with respect to any COT Properties, or result in the Company or any of its Subsidiaries not having any such rights to the same extent as it would had such execution, delivery, performance, or consummation not taken place;

(v)            cause or require Buyer, its Affiliates or the Company or any of its Subsidiaries to be bound by, or become subject to, any non-compete, non-solicit or other similar or comparable restriction on the operation or scope of their respective businesses;

(vi)            cause or require the Company or any of its Subsidiaries (or accelerate any obligation of the Company or any of its Subsidiaries) to pay any royalties or other amounts to any Person with respect to ownership or Exploitation of COT Properties by the Company or any of its Subsidiaries (or any of their licensees) that the Company or its Subsidiaries would not otherwise have been required to pay pursuant to any license or other agreement; or

(vii)            result in any other Person having (or give or purport to give any other Person) the right or option to any license, covenant not to sue, immunity or other rights with respect to the Intellectual Property rights of Buyer, its Affiliates or the Company or any of its Subsidiaries.

(h)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries, and (ii) the confidentiality of the Trade Secrets owned or received from third parties by the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there has not been any disclosure or other compromise of any confidential or proprietary information of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) to any third party in a manner that has resulted or would reasonably be likely to result in any liability to the Company or any of its Subsidiaries.

(i)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company Information Technology operates and performs in all respects as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and (ii) to the Knowledge of the Company, since the Applicable Date, no Person has gained unauthorized access to the Company Information Technology in a manner that has resulted or would reasonably be likely to result in liability to the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the software owned by the Company or any of its Subsidiaries contains or is distributed with any shareware, open source code or other software for which use or distribution is under a license that requires the Company or any of its Subsidiaries to do any of the following: (A) disclose or distribute the software owned by the Company or any of its Subsidiaries in source code form, (B) authorize a licensee of the software owned by the Company or any of its Subsidiaries to make derivative works of such software owned by the same or (C) distribute the software owned by the Company or any of its Subsidiaries at no cost to the recipient.

(j)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with applicable Laws and Governmental Orders regarding the privacy and security of customer, employee and other Personal Data and are compliant in all respects with their respective privacy policies and (ii) there have not been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to or acquisition, modification, disclosure, corruption or other misuse of any Personal Data in the Company’s or any of its Subsidiaries’ possession. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice of any claims, investigations (including investigations by any Governmental Entity) or alleged violations of any Laws and Governmental Orders with respect to Personal Data possessed by the Company or any of its Subsidiaries.

Section 4.14      Real Property.

(a)            Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each material real property owned in fee by the Company or one of its Subsidiaries (such real property, together with all buildings, improvements and fixtures located thereon and all rights and appurtenances thereto, the “Company Owned Real Property”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each Company Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(b)            Section 4.14(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each material real property that is leased, subleased, licensed or otherwise occupied by the Company or one of its Subsidiaries (the “Company Leased Real Property”, and collectively with the Company Owned Real Property, the “Company Real Property”), together with a description of the underlying lease, sublease, license or other occupancy agreement (each such agreement, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto, a “Company Real Property Lease”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold, subleasehold or licensee interest in each Company Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(c)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company Real Property is in adequate operating condition, except for reasonable wear and tear, (ii) neither the Company nor any of its Subsidiaries has entered into a lease, sublease or license or otherwise granted to any Person the right to use or occupy any Company Real Property or any material portion thereof, and (iii) neither the Company nor any of its Subsidiaries has received written notice of any pending condemnation proceeding with respect to any Company Real Property, and to the Knowledge of the Company, no such proceeding is threatened.

Section 4.15      Insurance. The Company has made available to Buyer prior to the date of this Agreement true, correct and complete copies of the Company’s and its Subsidiaries’ insurance policies. The insurance policies held by the Company and its Subsidiaries provide adequate coverage for all normal risks incident to the business, assets and properties of the Company and its Subsidiaries, except for any such failures to maintain such policies that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, in each case with such exceptions that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.16      Related-Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company Reports, within the twelve (12) months prior to the date of this Agreement no event has occurred, and no relationship exists, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.17      Information Supplied. The information supplied by or on behalf of the Company to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 4.17, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were supplied by or on behalf of Buyer or Merger Sub for use therein.

Section 4.18      Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Company has engaged Allen & Company LLC, J.P. Morgan Securities LLC and Evercore Group L.L.C. as the Company’s financial advisors, none of which shall be entitled to any brokerage fees, commissions or finders’ fees in connection with the Netflix Merger Agreement, the transactions contemplated thereby or the termination thereof, except as are credited to any amount payable in connection with this Agreement or the Transactions. The Company has, prior to the execution and delivery of this Agreement, made available to Buyer a true, correct and complete copy of the Company’s engagement letters with such financial advisors as in effect on the date of this Agreement (including such engagement letters with respect to the Netflix Merger Agreement and the transactions contemplated thereby (including the termination thereof)).

Section 4.19      Anti-Takeover. The Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Merger and the other Transactions. No other Takeover Statute applies or will apply to this Agreement or to the consummation of the Merger and the other Transactions.

Section 4.20      Termination of Netflix Merger Agreement. Prior to the execution and delivery of this Agreement, the Company has validly terminated the Netflix Merger Agreement in accordance with its terms and has no further liabilities thereunder. The Company has instructed Netflix to return to the Company or destroy or erase all Confidential Information (as defined in the Netflix Merger Agreement) previously furnished to Netflix or Representatives of Netflix by or on behalf of the Company or any of its Subsidiaries (in accordance with the terms of the confidentiality letter agreement entered into between Netflix and the Company, dated October 26, 2025 (the “Netflix Confidentiality Agreement”)), except as permitted in the Netflix Confidentiality Agreement.

Section 4.21      No Other Representations and Warranties. The Company, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges and agrees that (a) except for the representations and warranties made by Buyer and Merger Sub in Article V or in any certificate delivered pursuant to this Agreement, (i) neither Buyer, Merger Sub nor any other Person makes any express or implied representation or warranty and (ii) none of the Company or its Affiliates or Representatives is relying on, or has relied on, any express or implied representation or warranty, in each case, with respect to Buyer and its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and Buyer and Merger Sub hereby disclaim any such other representations or warranties and (b) neither Buyer nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer or any of its Affiliates or any of their respective businesses, or (ii) any oral or, except for the representations and warranties made by Buyer and Merger Sub in Article V or in any certificate delivered pursuant to this Agreement, written information made available to the Company or any of its Affiliates or Representatives in the course of their evaluation of Buyer, its Subsidiaries or the business of Buyer and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

Article V

Representations and Warranties of Buyer and Merger Sub

Buyer and Merger Sub hereby represent and warrant to the Company that:

Section 5.1      Organization, Good Standing and Qualification. Each of Buyer, Merger Sub and Buyer’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions. Prior to the date of this Agreement, Buyer has made available to the Company complete and correct copies of the Organizational Documents of Buyer.

Section 5.2      Capital Structure of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Buyer, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for equity securities or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement, the Transactions and the Buyer Financing Transactions.

Section 5.3      Corporate Authority and Approval.

(a)            Each of Buyer and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the other Transaction Documents to which it is a party and that have been executed as of the date hereof and will have all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver all other Transaction Documents to which it will be a party as of the Effective Time and, subject to the adoption of this Agreement by Buyer, as sole stockholder of Merger Sub, to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes a valid and binding agreement of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which Buyer or Merger Sub is or will be a party as of the Effective Time and the consummation of the Transactions have been duly authorized by all necessary and proper corporate action on the part of Buyer and Merger Sub, and, subject to Section 5.3(b), no other corporate action on the part of Buyer or Merger Sub is necessary to authorize this Agreement or the other Transaction Documents to which Buyer or Merger Sub is or will be a party as of the Effective Time. As of the date of this Agreement, the Buyer Board and the board of directors of Merger Sub have approved and declared advisable this Agreement and the Transactions. Buyer, as the sole stockholder of Merger Sub, has delivered a consent, effective immediately following the execution and delivery of this Agreement, approving and adopting this Agreement and the Transactions.

(b)            Except with respect to (i) the Buyer Written Consent (which has been delivered prior to the date of this Agreement) and (ii) the consent of Buyer, in its capacity as the sole stockholder of Merger Sub, which has been delivered prior to the date of this Agreement and will become effective immediately following the execution and delivery of this Agreement, no vote of the holders of any class of equity securities of Buyer or Merger Sub is required for the execution and delivery of this Agreement, the other Transaction Documents or any other agreements and documents contemplated hereby to which Buyer or Merger Sub is a party, the performance by Buyer or Merger Sub of its obligations hereunder and thereunder, or to consummate the Merger and the other Transactions.

Section 5.4      Governmental Filings; No Violations.

(a)            Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.3, (ii) required under the rules and regulations of NASDAQ, (iii) required under the HSR Act or any other applicable Antitrust Laws in connection with the Transactions, (iv) required under the Exchange Act or the Securities Act, (v) to comply with state securities or “blue-sky” Laws and (vi) as may be required with or to Regulators pursuant to applicable Regulatory Laws, no filings, notices or reports are required to be made by Buyer, Merger Sub or any of Buyer’s Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Buyer, Merger Sub or any of Buyer’s Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer and Merger Sub or the consummation by Buyer and Merger Sub of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions.

(b)            The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which Buyer or Merger Sub is or will be a party as of the Effective Time do not or will not (as applicable), and the consummation by Buyer and Merger Sub of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Buyer, Merger Sub or any of Buyer’s Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Buyer Material Contracts, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.4(a) are made or obtained, under any Law, Governmental Order or License to which Buyer, Merger Sub or any of Buyer’s Subsidiaries is subject or (iii) any change in the rights or obligations under any Buyer Material Contract, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions.

Section 5.5      Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or its Subsidiaries or any property or asset of Buyer or its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions.

Section 5.6      Financing.

(a)            Delivery of Financing Commitments. Buyer has delivered to the Company true, complete and correct copies of (i) an executed commitment letter dated as of [●] (together with all exhibits, schedules and annexes thereto, the “Debt Commitment Letter”) from BofA Securities, Inc. and Bank of America, N.A. (collectively, “Bank of America”), Citigroup Global Markets Inc. (“Citi”), and Apollo Global Funding, LLC and Apollo Capital Management, L.P. (collectively, “Apollo”) pursuant to which Bank of America, Citi and Apollo have agreed, subject to the terms and conditions therein, to provide Buyer with the debt financing set forth therein in connection with the Transactions (such committed debt financing, the “Committed Financing”) and (ii) the executed fee letter referenced therein (together with all exhibits, schedules and annexes thereto, the “Debt Fee Letter” and, together with the Debt Commitment Letter, the “Commitment Letter”), in each case redacted solely for provisions related to fees, “pricing flex” and other terms redacted in a customary manner (which redacted provisions do not affect the availability of the Committed Financing). Buyer has delivered to the Company a true, complete and correct copy of the Subscription Agreements pursuant to which the Equity Investors have agreed, subject to the terms and conditions therein, to invest the amount set forth therein in connection with the Transactions (such equity investment, the “Equity Investment”).

(b)            Status of Financing Commitments. As of the date of this Agreement:

(i)            the Commitment Letter and the Subscription Agreements are in full force and effect and constitute legal, valid and binding obligations of Buyer and, to the Knowledge of Buyer, the other parties thereto, and are enforceable in accordance with their terms against Buyer and, to the Knowledge of Buyer, the other parties thereto with respect to the subject matter therein (subject to the Bankruptcy and Equity Exception);

(ii)            neither the Commitment Letter nor any Subscription Agreement has been amended, supplemented or modified in any manner;

(iii)           no event has occurred which, with or without notice, lapse of time or both, would constitute a breach on the part of Buyer, or, to the Knowledge of Buyer, the other parties thereto, under any term or condition of the Commitment Letter or the Subscription Agreements that could in either case result in the failure of the funding obligations thereunder;

(iv)          Buyer has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letter and the Subscription Agreements to be paid on or prior to the date of this Agreement;

(v)           other than the Commitment Letter or the Subscription Agreements, there are no side letters or other agreements, contracts, understandings or arrangements related to the Committed Financing to which Buyer or any of its Affiliates is a party that would reasonably be expected to adversely affect the availability, conditionality, enforceability or amount of the Committed Financing;

(vi)          there are no conditions precedent or other contingencies to the funding of the full amount of the Committed Financing or the Equity Investment other than as set forth in the Commitment Letter or the Subscription Agreements, as applicable; and

(vii)          assuming satisfaction or, to the extent permitted by applicable Law, waiver of the conditions in Article VII, Buyer has no reason to believe that (A) any of the conditions precedent to the funding of the full amount of the Committed Financing or the Equity Investment will not be satisfied at or prior to the Effective Time or (B) the Committed Financing or the Equity Investment will not be available to Buyer at the Effective Time.

(c)            Adequate Proceeds. Assuming the funding of the full amount of the Committed Financing in accordance with and subject to the satisfaction of the conditions of the Commitment Letter, the aggregate proceeds of the Committed Financing will be sufficient, when taken together with the proceeds of the Equity Investment and any cash, marketable securities, available lines of credit or other sources of immediately available funds, to enable Buyer to pay, at or prior to the consummation of the Merger, any amounts required to be paid by Buyer in connection with the Transactions, including the aggregate Merger Consideration and all other payments, fees and expenses payable by Buyer related to or arising out of the consummation of the Transactions that are required to be paid as of such date, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder.

(d)            Effect on Condition to Obligations. Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of this representation and warranty will not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Buyer is willing and able to consummate the Merger on the Closing Date.

(e)            Financing Not a Condition. Buyer understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Buyer’s consummation of any financing arrangements, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer.

Section 5.7      Information Supplied. The information supplied by or on behalf of Buyer or Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 5.7, no representation or warranty is made by Buyer or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement that were supplied by or on behalf of the Company for use therein.

Section 5.8      Brokers and Finders. Buyer or Merger Sub has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions for which the Company or any of its Subsidiaries would be liable.

Section 5.9      Buyer Guarantee. Buyer has furnished the Company with a true, complete and correct copy of the Buyer Guarantee. The Buyer Guarantee is in full force and effect and has not been amended, modified or terminated except as permitted under this Agreement. The Buyer Guarantee (a) is a legal, valid and binding obligation of the Guarantors and (b) is enforceable against the Guarantors in accordance with its terms, subject to the Bankruptcy and Equity Exception. There is no default under the Buyer Guarantee by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantors.

Section 5.10      No Other Representations and Warranties. Buyer and Merger Sub, each on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges and agrees that (a) except for the representations and warranties made by the Company in Article IV or in any certificate delivered pursuant to this Agreement, (i) neither the Company nor any other Person makes any express or implied representation or warranty and (ii) none of Buyer or its Affiliates or Representatives is relying on, or has relied on, any express or implied representation or warranty, in each case with respect to the Company and its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties and (b) neither the Company nor any other Person makes or has made any representation or warranty to Buyer or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Affiliates or any of their respective businesses, or (ii) any oral or, except for the representations and warranties by the Company in Article IV or in any certificate delivered pursuant to this Agreement, written information made available to Buyer or any of its Affiliates or Representatives in the course of their evaluation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

Article VI

Covenants

Section 6.1      Interim Operations.

(a)            Interim Operations of the Company.  During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as otherwise (A) expressly contemplated by or reasonably necessary to effectuate the transactions contemplated by this Agreement or the other Transaction Documents, (B) required by applicable Law, (C) approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by Buyer or (D) set forth in Section 6.1(a) of the Company Disclosure Letter, the Company covenants and agrees to use its commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the Ordinary Course and, to the extent consistent therewith, (x) use its commercially reasonable efforts to preserve the Company and its Subsidiaries’ business organizations intact and maintain the Company and its Subsidiaries’ existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them and (y) without limiting the generality of and in furtherance of the foregoing, not and shall cause its Subsidiaries not to:

(i)            (A) amend its Organizational Documents (other than amendments to the governing documents of any wholly or majority owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Transactions), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity interests (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary of the Company after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock or other equity interests (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company), or (D) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii)           except (A) as otherwise contemplated by this Agreement, (B) in the Ordinary Course or (C) to the extent solely among the Company and its Subsidiaries, merge or consolidate with any other Person, or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(iii)          (A) establish, enter into, adopt, amend or modify in any material respect (including accelerating the vesting), or terminate any Company Plan or any plan, program, policy, practice, agreement or arrangement that would be a Company Plan if it had been in effect on the date of this Agreement except (x) in conjunction with annual renewal or plan design changes for the Company Plans that are health and welfare plans that are made in the Ordinary Course, (y) to comply with or satisfy Tax-qualification requirements under the Code or other applicable Law or (z) in conjunction with clause (iii)(E) of this Section 6.1(a)(y); (B) increase the compensation or benefits of any Covered Employee other than (x) annual merit salary or wage rate increases (and corresponding short-term incentive opportunity increases, as applicable) in the Ordinary Course or (y) as required under a Company Plan in effect as of the date of this Agreement; (C) grant any severance or termination pay to any Company Employee, except as required under any Company Plan in effect as of the date of this Agreement; (D) grant any Company Equity Awards or other equity or equity-based incentives other than as provided by Section 6.1(a)(y)(iii) of the Company Disclosure Letter; (E) enter into any employment, severance, change in control, retention, individual consulting or similar agreement with any current or former Covered Employee (other than an offer letter or employment agreement for any newly hired or promoted Covered Employee who is hired or promoted to fill a vacated position formerly held by a Covered Employee as permitted by Section 6.1(a)(y)(xxi) and on terms substantially similar to the Covered Employee who vacated such position); (F) grant to any Company Employee any right to reimbursement, indemnification or payment of any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code; or (G) take any action (other than actions contemplated by this Agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any Company Employee;

(iv)           make or commit to any capital expenditures, other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or the portion of which is not covered by insurance is less than $100,000,000) or (B) in the Ordinary Course and, with respect to any fiscal year, in the aggregate not in excess of 125% of the amounts reflected in the Company’s capital expenditure budget set forth in Section 6.1(a)(y)(iv) of the Company Disclosure Letter;

(v)            enter into or materially amend any Contract for the transfer, lease, license, sale or assignment of, or let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Company Owned IP (excluding any Content IP relating to any Key Property), other than (A) in the Ordinary Course, (B) in the case of a license of any such Company Owned IP, involving payments that do not exceed $125,000,000 per license or (C) in the case of a sale of any such Company Owned IP, Company Owned IP with a fair market value that does not exceed $75,000,000 individually (other than transactions among the Company and its Subsidiaries); provided that, for the avoidance of doubt, clause (A) above permits turnarounds, option lapses and quitclaims of “stale scripts” (i.e., the sale of development materials where the Company or any of its Subsidiaries no longer owns underlying rights) in the Ordinary Course;

(vi)           enter into or materially amend any Contract for the transfer, lease, license, sale or assignment of, or let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Content IP relating to clause (i) of the definition of any “Key Property,” other than an out-license granted in the Ordinary Course that expires no later than two (2) years after the Closing Date; provided that the foregoing shall not prevent (x) renewals or extensions of existing Contracts pursuant to options or rights that can be exercised in the sole discretion of the counterparty or (y) entering into any free TV deal outside of the United States with ordinary course SVOD exclusivity that expires no later than three (3) years after the Closing Date; provided, further, that the foregoing shall not prohibit turnarounds, option lapses and quitclaims of “stale scripts” (i.e., the sale of development materials where the Company and its Subsidiaries no longer own underlying rights) in the Ordinary Course;

(vii)          enter into or materially amend any Contract for the transfer, lease, license, sale or assignment of, or let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Content IP relating to clause (ii) of the definition of any “Key Property” that is English language scripted TV or film, other than an out-license granted in the Ordinary Course that expires no later than two (2) years after the Closing Date; provided that for licenses for longer than two (2) years after the Closing Date, the Company and its Subsidiaries will provide Buyer with a first opportunity to negotiate for any licensing or co-production related thereto, which Buyer shall accept or reject within ten (10) days following notice thereof, subject to good faith arms’ length negotiation, and if Buyer does not so accept, the Company and its Subsidiaries shall be permitted to enter into such out-license transaction; provided that the foregoing shall not prevent the Company and its Subsidiaries from entering into any agreement based on an offer that has been made as of the date of this Agreement; provided, further, that the foregoing shall not prohibit turnarounds, option lapses and quitclaims of “stale scripts” (i.e., the sale of development materials where the Company and its Subsidiaries no longer own underlying rights) in the Ordinary Course;

(viii)         enter into or materially amend any Contract that grants any Person the right to distribute, exhibit, or otherwise make available the HBO service (including both linear and direct-to-consumer businesses) or any material portion thereof, except for any Contract, license or other arrangement (including transactions commonly understood in the industry as “bundling” or “ingestion” deals) entered into in the Ordinary Course that expires no later than two (2) years after the Closing Date; provided that the foregoing shall not prevent renewals or extensions of existing Contracts pursuant to options or rights that can be exercised in the sole discretion of the counterparty; provided further that the foregoing shall not prohibit modifications to the manner in which distribution is conducted through Apple, Google or other app stores, including changes to methods for selling digital content (e.g., IAP, VPP or clickthrough);

(ix)            transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any assets (including capital stock of any of the Company’s Subsidiaries but not including any Intellectual Property, which is governed by Section 6.1(a)(y)(v), Section 6.1(a)(y)(vi), Section 6.1(a)(y)(vii) and Section 6.1(a)(y)(viii)), except for (A) sales, leases, licenses or other dispositions of any properties or assets (excluding capital stock of the Company or its Subsidiaries) with a fair market value not in excess of $100,000,000 individually if the transaction is not in the Ordinary Course or $150,000,000 individually in any event or (B) transactions among the Company and its Subsidiaries (other than any Subsidiary that is not wholly-owned directly or indirectly by the Company as of the date of this Agreement);

(x)            issue, sell, deliver, grant, transfer or encumber, or authorize, agree or commit to issue, sell, deliver, grant, transfer or encumber, any shares of Company Stock or any shares of capital stock or other equity interests in the Company’s global networks business, or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except: (A) in accordance with the terms of any Company Plan or Company Stock Plan, or otherwise with respect to, and upon the vesting, exercise or settlement of, Company Options, Company RSUs, Company PRSUs or Company DSUs, in each case, outstanding on the date of this Agreement or granted after the date hereof in compliance with Section 6.1(a)(y)(x) of the Company Disclosure Letter or (B) pursuant to any purchases of shares of Company Stock pursuant to the Company ESPP in accordance with the terms of such plan and in compliance with this Agreement;

(xi)            other than capital expenditures made in accordance with Section 6.1(a)(y)(iv), spend or commit to spend in excess of (A) $25,000,000 if the transaction is not in the Ordinary Course and $100,000,000 in any event or (B) $300,000,000 in the aggregate in any twelve (12) month period, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that the Company and its Subsidiaries shall not enter into any such transaction that would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Transactions;

(xii)           make any material change with respect to the financial accounting policies or procedures of the Company and its Subsidiaries, except as required by changes in GAAP or Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Entity or by applicable Law;

(xiii)          except in the Ordinary Course, (A) change or rescind any Tax election that is material to the Company and its Subsidiaries, taken as a whole, except as a result of, or in response to, any change in U.S. federal Tax Law, (B) change any method of Tax accounting, which change is material to the Company and its Subsidiaries, taken as a whole, (C) amend any federal income Tax Return with respect to an amount of Taxes that is material to the Company and its Subsidiaries, taken as a whole, or (D) settle or resolve any Tax controversy for an amount materially in excess of any amounts accrued or reserved with respect to such Tax controversy in the balance sheet of the Company as of December 31, 2024, and the notes thereto, set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 if such settlement or resolution is material to the Company and its Subsidiaries, taken as a whole;

(xiv)         enter into any new line of business other than any line of business that is reflected in the Company’s long range plan as provided to Buyer prior to the date of this Agreement (provided that such entry would not reasonably be likely to prevent, materially delay or materially impair the ability of the Parties to complete the Merger on a timely basis);

(xv)          make any loans, advances or capital contributions to, or investments in, any Person (other than (A) loans, advances or capital contributions solely among the Company and its Subsidiaries or (B) as permitted by clause (xxiii) below) in excess of $25,000,000 if the transaction is not in the Ordinary Course and $150,000,000 in any event;

(xvi)         (A) amend or modify in any material respect or terminate any Company Material Contract (other than amendments or modifications in the Ordinary Course or that are not adverse to the business of the Company and its Subsidiaries in any material respect with respect to the Contract and terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release or assign any material rights, claims or benefits under any Company Material Contract or (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement (other than Company Material Contracts of the type described in Section 4.10(a)(iii), (viii), (ix) and (x)) unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries than, either a Contract it is replacing or a form of such Company Material Contract made available to Buyer prior to the date hereof; provided that for the avoidance of doubt, this Section 6.1(a)(y)(xvi) shall not prohibit or restrict any Company Plans;

(xvii)

(A)            terminate any Material Affiliation Agreement except in any instances of an uncured material breach pursuant to the terms of the relevant Material Affiliation Agreement (1) to the extent that failure to so terminate would result in a violation of applicable Law or (2) to the extent that the failure to so terminate would result in a material and adverse impact on the Company and its Subsidiaries, taken as a whole, under other Material Affiliation Agreements; or

(B)            enter into, amend, modify, waive or renew any Material Affiliation Agreement if such Material Affiliation Agreement would result in (1) per subscriber or total economics that are 10% less favorable when measured on a year-over-year basis (assuming a flat subscriber base, but taking into account any changes to subscriber penetration or packaging commitments) as compared to the terms of the relevant prior Material Affiliation Agreement, (2) total economics for such Material Affiliation Agreement or total economics across all Material Affiliation Agreements being projected to be materially less favorable than the assumptions set forth in the Company’s long range plan as of the date hereof (including as a result of any applicable “most favored nations” or similar provisions), or (3) any “most favored nations” or similar provision or material noneconomic term being materially less favorable than the applicable term in the applicable prior Material Affiliation Agreement;

(xviii)            enter into or materially amend, modify, waive, renew or terminate any license or series of related licenses from a third party of media rights to sports properties or sports events that involve annual payments by the Company and its Subsidiaries in excess of $125,000,000;

(xix)            enter into or materially amend, modify, waive, renew, permit to be automatically renewed (e.g., by failing to exercise a notice of expiration within the required notice period) or terminate any Contract or series of related Contracts relating to technology stack, cloud infrastructure or other similar functionalities that involve annual payments by the Company and its Subsidiaries in excess of $30,000,000, and treating Contracts with any group of affiliated counterparties or services as a single Contract;

(xx)            settle any Proceeding before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $25,000,000 individually or $75,000,000 in the aggregate; provided that such settlements do not (1) involve any non-de minimis injunctive or equitable relief, (2) impose non-de minimis restrictions on the business activities of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries or (3) grant any material license or immunity with respect to Intellectual Property, or (B) relating to Taxes (which shall be governed by Section 6.1(a)(y)(xiii));

(xxi)            (A) hire or engage any individual to be a Covered Employee, other than the hiring of an individual to fill a position that has been vacated by a Covered Employee; or (B) terminate the employment of any Covered Employee other than for cause;

(xxii)            (A) enter into any Collective Bargaining Agreement (excluding any Collective Bargaining Agreement with a Guild or that applies on a national, area-wide, industry-wide or mandatory basis), other than renewals of any Collective Bargaining Agreements in the Ordinary Course or (B) recognize or certify any Labor Union or group of Company Employees as the bargaining representative for any Company Employees;

(xxiii)            waive, release, amend or, to the Knowledge of the Company, fail to enforce the restrictive covenant obligations of any current or former director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries;

(xxiv)            (A) file any registration statement under the Securities Act or the Exchange Act (whether on Form 10 or otherwise) or, if any such registration statement has been filed prior to the date hereof, file any amendment to such registration statement or cause, request or seek to have any such registration statement declared effective under the Exchange Act, or take any further actions with respect to any such registration statement, other than (i) any such actions taken in connection with the withdrawal of such registration statement or (ii) to add a customary delaying amendment with respect to the effectiveness of such registration statement if such an amendment is not already included therein, (B) file any application to list any securities on a national securities exchange or, if any such application has been filed prior to the date hereof, amend such application or take any further action to approve any securities for listing on a national securities exchange or (C) take any further action to consummate the separation of the Company’s streaming & studios business from the Company’s global networks business (the “Separation”); provided that this clause (xxiv) shall not limit any filings necessary in connection with Permitted Financing Activities;

(xxv)            incur, issue, guarantee or otherwise become liable with respect to any indebtedness for borrowed money or indebtedness evidenced by bonds, notes, debentures, loan agreements or similar instruments (except, in each case, for Ordinary Course Financing Activities or indebtedness incurred pursuant to Permitted Financing Activities), in each case, involving amounts, individually or in the aggregate, in excess of $50,000,000; provided, however, that draw-downs or other borrowings under the existing revolving credit facilities (as in effect on the date of this Agreement) of the Company or any of its Subsidiaries or any replacement, renewal, extension or refinancing of the foregoing within the foregoing $50,000,000 threshold shall only be permitted if the same is determined by the Company to be reasonably necessary to avoid a material and adverse impact on the business of the Company and its Subsidiaries;

(xxvi)            amend, modify or waive, in each case, in a material and adverse respect, or terminate any credit agreements to which the Company or any of its Subsidiaries is a party or any of the Company’s outstanding debt securities other than in connection with any Permitted Financing Activities; or

(xxvii)            agree, authorize or commit to do any of the foregoing.

(b)            Nothing contained in this Agreement shall give the Company or Buyer, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2      No Solicitation.

(a)            The Company and its Subsidiaries will not, and the Company will direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal (including by way of furnishing non-public information or granting any waiver under Section 203 of the DGCL or any other Takeover Statute) or any inquiry with respect thereto or engage in or continue any discussions or negotiations with any Person with respect thereto (except to notify such Person of the existence of the provisions of this Section 6.2), or disclose any nonpublic information or afford access to properties, personnel, books or records to any Person that has made, or could reasonably be expected to consider making, any Acquisition Proposal or any inquiry with respect thereto, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal. Nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided, however, that any such compliance shall not permit the Company Board to make a Change in the Company Recommendation except pursuant to Section 6.3. The Company shall be permitted to make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act and comply with disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, and any such communication or compliance shall not be deemed to be a Change in the Company Recommendation so long as any action taken or statement made is consistent with this Section 6.2; provided, however, that any such disclosure permitted by this sentence shall not permit the Company Board to make a Change in the Company Recommendation except pursuant to Section 6.3. Notwithstanding anything to the contrary in this Agreement but subject to the first sentence of Section 6.2(b), prior to (but not after) obtaining the Company Stockholder Approval, the Company may, directly or indirectly through its advisors, agents or other intermediaries, (A) furnish information and access, but only in response to a request for information or access, to any Person, and its Representatives (including sources of financing), making a bona fide, written Acquisition Proposal to the Company Board after the date of this Agreement which was not obtained as a result of a breach of this Agreement and (B) participate in discussions and negotiate with such Person or its Representatives concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (A) or (B) of this sentence, (1) the Company Board determines in good faith, after consulting with its outside legal counsel and its financial advisors, (x) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Company Superior Proposal and (y) that failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law and (2) the Company receives (or prior to the date hereof has received) from the Person making such an Acquisition Proposal, prior to engaging in any of the activities described in clause (A) or (B) of this sentence, an executed confidentiality agreement the material terms of which are no less favorable to the Company and no less restrictive to the Person making such Acquisition Proposal than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions to the extent that Buyer is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement); provided, however, that if the Person making such Acquisition Proposal is a competitor of the Company or any of its Subsidiaries, the Company shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with the actions permitted by this Section 6.2(a) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information. The Company agrees that any material non-public information provided to such Person that has not previously been provided to Buyer shall be provided to Buyer prior to or substantially concurrently with the time it is provided to such Person. The Company Board shall not take any of the actions referred to in the foregoing clauses (A) and (B) unless the Company shall have first delivered to Buyer written notice advising Buyer that the Company intends to take such action; provided, however, that only one such notice need be given with respect to any specific Acquisition Proposal, including any amendment or modification of any such Acquisition Proposal.

(b)            In the event that on or after the date of this Agreement, the Company receives an Acquisition Proposal or any inquiry with respect thereto, or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or would reasonably be expected to make, an Acquisition Proposal, the Company will (i) promptly (and in no event later than twenty-four (24) hours after becoming aware of such Acquisition Proposal, inquiry or request) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal, inquiry or request and set forth the material terms thereof) Buyer thereof, (ii) keep Buyer reasonably and promptly informed of the status and terms (including any amendments thereto) of any such Acquisition Proposal, inquiry or request, and (iii) as promptly as practicable after the receipt or delivery thereof (but in no event later than twenty-four (24) hours becoming aware of receipt) provide to Buyer copies of all material written correspondence and other material written materials sent or provided to the Company or any of its Subsidiaries that describe any terms or conditions thereof, including any proposed transaction agreements. The Company (x) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and shall direct and use reasonable best efforts to cause its and their respective Representatives to immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any Persons with respect to any Acquisition Proposal or the possibility thereof, (y) shall promptly (and in any event within twenty-four (24) hours after execution of this Agreement) request each Person, if any, that has executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (z) shall immediately terminate all physical and electronic data room access for such Person and their Representatives to diligence or other information regarding the Company or any of its Subsidiaries. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, the Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Acquisition Proposal and shall enforce the provisions of any such agreement in accordance with its terms; provided, however, that the Company shall be permitted on a confidential basis, upon written request by a relevant party thereto, to release or waive any standstill obligations solely to the extent necessary to permit the party referred therein to submit an Acquisition Proposal to the Company Board on a confidential basis if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. The Company shall promptly (and in any event within twenty-four (24) hours) provide written notice to Buyer of any waiver or release of any standstill by the Company. The Company agrees that in the event any Representative of the Company or its Subsidiaries takes any action that, if taken by the Company, would constitute a breach of this Section 6.2, the Company shall be deemed to be in material breach of this Section 6.2.

(c)            For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than Buyer and its Affiliates, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries), net income or net revenue or 20% or more of any class of the Company’s equity interests and (ii) any acquisition by any Person or group of Persons (or their stockholders) (other than Buyer and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (or their stockholders) (other than Buyer and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the Company or 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries), net income or net revenue, in each case other than the Transactions. For purposes of this Agreement, “Company Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement (A) that would result in a Person or group of Persons (or their equity holders) becoming, directly or indirectly, the beneficial owner of 50% or more of the Company’s consolidated total assets, net income or net revenue or 50% or more of the total voting power of the equity securities of the Company or the successor Person of the Company and (B) that the Company Board has determined in its good faith judgment, after consultation with its outside legal and financial advisors, taking into account all the terms and conditions of such Acquisition Proposal, including likelihood of consummation on the terms proposed, the Person or group making such proposal and all legal, financial and regulatory aspects of such proposal, as well as any revisions to the terms of the Transactions proposed pursuant to Section 6.3(b)(i), is more favorable to the Company’s stockholders than the Transactions.

Section 6.3      Company Stockholder Meeting; Proxy Material.

(a)            Except as permitted by Section 6.3(b) below, the Company Board shall make the Company Recommendation, and unless permitted by Section 6.3(b), neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Buyer, the approval of this Agreement or the Transactions or the Company Recommendation (it being understood that if any Acquisition Proposal structured as a tender or exchange offer is commenced, the Company Board failing to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within 10 Business Days of commencement thereof pursuant to Rule 14e-2 of the Exchange Act shall be considered a modification to the Company Recommendation that is adverse to Buyer), (ii) fail to include the Company Recommendation in the Proxy Statement when disseminated to the Company’s stockholders, (iii) adopt, approve, endorse, declare advisable or recommend, or propose publicly to adopt, approve, endorse, declare advisable or recommend, any Acquisition Proposal or (iv) approve any transaction, or any transaction resulting in any third party becoming an “interested stockholder”, under Section 203 of the DGCL (any of the foregoing, a “Change in the Company Recommendation”). For purposes of this Agreement, a Change in the Company Recommendation shall also include any failure by the Company to include the Company Recommendation in the Proxy Statement.

(b)

(i)            The Company Board shall be permitted, in response to a Company Superior Proposal received after the date of this Agreement that did not result from or in connection with a breach of this Agreement, to effect a Change in the Company Recommendation, or to cause the Company to terminate this Agreement pursuant to Section 8.1(c)(ii), in each case, only if all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Company Board determines in good faith, after consulting with its outside legal counsel and financial advisors, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (C) before taking any such action, the Company promptly gives Buyer written notice advising Buyer of the decision of the Company Board to take such action, including the reasons therefor and specifying the material terms and conditions of the applicable Acquisition Proposal and the identity of the Person making such Acquisition Proposal (and the Company will also promptly give Buyer such a notice with respect to any subsequent change in such proposal), and the Company has given Buyer at least four (4) Business Days (as modified, extended or continued by this Section 6.3(b)(i), the “Superior Proposal Match Period”) after delivery of such notice to propose revisions to the terms of the Merger or this Agreement (or to make another proposal) in response to such Acquisition Proposal and during such period has made its Representatives reasonably available to negotiate with Buyer (to the extent Buyer wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any amendment or modification (other than immaterial amendments or modifications) of such Acquisition Proposal shall require a new notice period with a new Superior Proposal Match Period of two (2) Business Days); and (D) the Company Board determines in good faith that such Acquisition Proposal constitutes a Company Superior Proposal at the end of such Superior Proposal Match Period after consultation with its outside legal counsel and financial advisors and after taking into account any revisions to the terms of the Merger or this Agreement proposed by Buyer.

(ii)            The Company Board shall be permitted, in response to an Intervening Event occurring after the date of this Agreement, to effect a Change in the Company Recommendation, only if all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Company Board determines in good faith, after consulting with its outside legal counsel and financial advisors, that failing to take such action in response to such Intervening Event would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (C) before taking any such action, the Company gives Buyer written notice of the facts and circumstances relating to the Intervening Event and advising Buyer of the decision of the Company Board to take such action in response to such Intervening Event (which notice shall describe the Intervening Event in reasonable detail), and the Company has given Buyer at least four (4) Business Days (as modified, extended or continued by this Section 6.3(b)(ii), the “Match Period”) after delivery of such notice to propose revisions to the terms of the Merger or this Agreement (or to make another proposal) in response to such Intervening Event and during such period has made its Representatives reasonably available to negotiate with Buyer (to the extent Buyer wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any change in fact (other than an immaterial change) relating to such Intervening Event shall require a new notice period with a new Match Period of two (2) Business Days); and (D) Buyer does not make, within the Match Period, a proposal in a manner that would form a binding contract if accepted by the Company that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, would obviate the need to take such action in response to such Intervening Event. Without limiting the Company’s right to terminate this Agreement in the circumstances set forth in Article VIII, a Change in the Company Recommendation shall not limit the Company’s obligation to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval at the Company Stockholder Meeting.

(c)            As promptly as practicable following the date of this Agreement, Buyer and the Company shall prepare, and no later than 15 days from the date of this Agreement, the Company shall file with the SEC, the Proxy Statement. Each of Buyer and the Company shall use all reasonable efforts for the Proxy Statement to be cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such filing. Buyer shall promptly comply with all reasonable requests from the Company for information regarding Buyer or Merger Sub and required by applicable Law for inclusion in the Proxy Statement and any amendments or supplements thereto. The Company will not file the Proxy Statement, or any amendments or supplements thereto, with the SEC without first providing Buyer and its counsel a reasonable opportunity to review and comment thereon, and the Company will (x) include the reasonable additions, deletions or changes suggested by Buyer or its counsel to the extent relating to Buyer or its Affiliates and (y) consider in good faith all other such reasonable additions, deletions or changes suggested by Buyer or its counsel in connection therewith. The Company shall cause the Proxy Statement to be mailed to stockholders of the Company as promptly as practicable after receipt of confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

(d)            Each of the Company and Buyer shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)            If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Buyer or Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Buyer or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement so that none of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(f)            Each of the Company and Buyer shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments, and advise the other of any oral comments, received from the SEC with respect to the Proxy Statement and shall provide the other with copies of all correspondence between it and its Affiliates, on the one hand, and the SEC, on the other hand, with respect thereto. Each of the Company and Buyer shall provide the other with a reasonable opportunity to participate in any meetings or calls with the SEC relating to the Proxy Statement and review and comment on any communications with the SEC prior to filing such with the SEC, and will promptly provide the other with a copy of all such filings and communications made with the SEC. The Company and Buyer shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Proxy Statement as promptly as reasonably practicable.

(g)            The Company shall take all action necessary in accordance with applicable Law and its Organizational Documents to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after receipt of confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (subject to any Change in the Company Recommendation permitted by, and in accordance with, Section 6.3(b)), and in any event shall hold a meeting of its stockholders within 45 days thereafter, for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”), and the Company Board shall include the Company Recommendation in the Proxy Statement and make the Company Recommendation at the Company Stockholder Meeting; provided, however, that the Company Board may effect a Change in the Company Recommendation if permitted by, and in accordance with, Section 6.3(b). Without limiting the generality of the foregoing, but subject to Section 6.3(b) and the Company’s rights to terminate this Agreement under the circumstances set forth in Article VIII, the Company agrees that its obligations pursuant to the first sentence of this Section 6.3(g) or its other obligations under this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Acquisition Proposal. The Company shall not, without the prior written consent of Buyer, adjourn, postpone, recess or otherwise delay the Company Stockholder Meeting; provided, however, that the Company may, notwithstanding the foregoing, after reasonable consultation with Buyer, adjourn or postpone the Company Stockholder Meeting (A) if, after consultation with Buyer, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement, the distribution of which the Company Board has determined in good faith to be necessary under applicable Law after consultation with its outside legal counsel or (B) for an absence of a quorum, and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable. Notwithstanding the foregoing, the Company may not, without the prior written consent of Buyer, adjourn or postpone the Company Stockholder Meeting more than a total of three (3) times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such adjournment or postponement pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Buyer, for a period exceeding ten (10) days in connection with any one adjournment or postponement or more than an aggregate of thirty (30) days. Without the prior written consent of Buyer, (x) the Company shall not change the record date for the Company Stockholder Meeting and (y) the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection therewith and the Transactions) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall otherwise coordinate and cooperate with Buyer with respect to the timing of the Company Stockholder Meeting. The Company shall provide updates to Buyer with respect to the proxy solicitation for the Company Stockholder Meeting (including interim results) as reasonably requested by Buyer.

Section 6.4      Cooperation; Efforts to Consummate.

(a)            Subject to the terms and conditions of this Agreement (including Section 6.4(f)), each of the Company and Buyer shall use its reasonable best efforts to take (and, in the case of Buyer, including the efforts required by Section 6.4(e)), or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other Transactions as promptly as practicable after the date of this Agreement and, in any event, prior to the End Date, including (i) preparing and filing, in consultation with the other Parties, as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary, proper, requested or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party, in each case, that are necessary, proper, requested or advisable to consummate and make effective the Merger and the other Transactions (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article VII) and (iii) taking the actions set forth in Section 6.4(a) of the Company Disclosure Letter.

(b)            In furtherance and not in limitation of the foregoing (and subject to the other provisions of this Section 6.4), each of Buyer and the Company shall make as promptly as practicable after the date of this Agreement (i) a filing of the notification and report form required under the HSR Act and any other similar filings required under other applicable Antitrust Laws and (ii) any filings, notices or reports required to be made with or to Regulators pursuant to applicable Regulatory Laws or otherwise set forth in Section 6.4(a) of the Company Disclosure Letter; provided that each of Buyer and the Company shall make its filing with respect to the HSR Act within twenty-five (25) Business Days after the date of this Agreement. Subject to the other provisions of this Section 6.4, each of the Company and Buyer shall (A) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity in connection with the foregoing, including any information, documentation or other material that may be requested by a Governmental Entity with respect to any controlling person of Buyer, (B) furnish to each other any necessary information and reasonable assistance as the other may request in connection with the foregoing, and (C) take all other actions necessary or advisable to cause the expiration or termination of any applicable waiting periods under the HSR Act and any other applicable Antitrust Laws and Regulatory Laws, in each case as promptly as practicable and, in any event, prior to the End Date. The Company and Buyer shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Buyer shall pay all filing fees payable under the HSR Act or in connection with any other applicable Antitrust Laws or Regulatory Laws, regardless of whether the Transactions are consummated.

(c)            Except as prohibited by applicable Law or Governmental Order, each of Buyer and the Company shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any Proceedings by a Governmental Entity relating to the Transactions, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity, in each case regarding any of the Transactions, (iii) consult with each other prior to taking any material position with respect to the filings contemplated by Section 6.4(b) in discussions with or filings to be submitted to any Governmental Entity, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity with respect to the filings contemplated by Section 6.4(b) and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Entity relating to this Agreement or the Transactions. Notwithstanding the foregoing, in the event of any dispute between the Parties relating to strategy in connection with obtaining all necessary approvals under Antitrust Laws or Regulatory Laws or from any Governmental Entity with respect to the Merger or the other Transactions, the Parties shall escalate such dispute to the chief legal officers of the Company and Buyer for resolution. If such dispute is not resolved pursuant to the preceding sentence, Buyer shall have the right to make the final determination with respect to such matter acting in a manner consistent with Buyer’s obligations under Section 6.4(e).

(d)            Unless prohibited by applicable Law or Governmental Order, to the extent reasonably practicable, (i) none of the Company, Buyer or their respective Affiliates shall participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.4(a)) without the other, (ii) each of the Company and Buyer shall give the other reasonable prior notice of any such meeting or conversation and (iii) in the event either the Company or Buyer is prohibited by applicable Law or Governmental Order or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, the participating or attending Party shall keep the non-participating or non-attending, as the case may be, Party reasonably apprised with respect thereto.

(e)            Subject to Section 6.4(f), Buyer and its Affiliates shall take all actions necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as promptly as practicable and, in any event, prior to the End Date, including (i) the prompt use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary Governmental Order that would restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions so as to permit the Transactions to be consummated on a schedule as close as possible to that contemplated by this Agreement and, in any event, prior to the End Date, including (A) the agreement by Buyer to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of Buyer or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) and (B) the agreement by Buyer to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations), in each case if such action should be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened issuance of any Governmental Order that would restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Governmental Entity (any of the foregoing actions in clauses (A) or (B) of this clause (i), a “Remedy”) and (ii) defending through litigation on the merits any claim asserted in any court, agency or other Proceeding by any Person, including any Governmental Entity, seeking to restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. Nothing in this Agreement shall obligate Buyer or the Company to take, refrain from taking, proffer, make or agree to (i) any Remedy the effectiveness of which is not conditioned on the consummation of the Closing or (ii) any non-de minimis payment to any third party in order to seek or obtain from such third party any approvals, consents, registrations, permits, authorizations and other confirmations.

(f)            Without limiting any of the foregoing, Buyer shall not, and shall cause its Affiliates not to, acquire, or propose, announce an intention, enter into any agreements, agree or otherwise make a commitment to acquire, any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise, that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(g)            Notwithstanding anything to the contrary in this Agreement (including the other provisions of this Section 6.4), none of Buyer or its Affiliates (including, for this purpose, the Company and its Subsidiaries) shall be required to take, refrain from taking, proffer, make or agree to any Remedy that, individually or in the aggregate with all other Remedies to be taken, refrained from, proffered, made or agreed to, would reasonably be expected to have a Regulatory Material Adverse Effect. “Regulatory Material Adverse Effect” means a material adverse effect on Buyer and its Subsidiaries (including, for this purpose, the Company and its Subsidiaries), taken as a whole. Notwithstanding anything to the contrary in this Section 6.4, in connection with the efforts described in this Section 6.4 to obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity as promptly as practicable, Buyer shall have the right to a reasonable period in which to engage with Governmental Entities and to discuss any objections that a Governmental Entity raises with respect to the Transactions and in which to attempt in good faith to resolve, narrow or overcome such objections.

(h)            The Company and its Subsidiaries (i) shall be required, at Buyer’s sole discretion (subject to and without limiting Buyer’s obligations under this Section 6.4), to take, refrain from taking, proffer, make and agree to any Remedy (including the entry into any agreements at Buyer’s request), the effectiveness of which is conditioned on the consummation of the Closing, and (ii) shall not (without the prior written consent of Buyer, which, subject to and without limiting Buyer’s obligations under this Section 6.4, may be granted or withheld in Buyer’s sole discretion) take, refrain from taking, proffer, make or agree to any Remedy.

Section 6.5      Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Buyer each shall keep the other apprised of the status of matters relating to the consummation of the Transactions. The Company shall give prompt notice to Buyer of any Company Material Adverse Effect, and each of the Company and Buyer shall give the other Party prompt notice of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation of any Party or update the Company Disclosure Letter.

Section 6.6      Information; Access and Reports.

(a)            Subject to applicable Law and the other provisions of this Section 6.6, each of the Company and Buyer shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors and officers and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer or the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall, upon giving of reasonable notice by the other, afford the other’s authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, agents, contracts, books and records (including the work papers of its independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, each of the Company and Buyer shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested by the other, in each case, for purposes reasonably related to the consummation of the Transactions.

(b)            The foregoing provisions of this Section 6.6 shall not require and shall not be construed to require either the Company or Buyer to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company or Buyer, as applicable, would (i) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if the Party shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure, (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) result in the loss of the protection of any attorney-client privilege, (iv) result in the disclosure of any personal information that would expose the Party to the risk of liability or (v) unreasonably disrupt the operations of such Party or any of its Subsidiaries. In the event that the Company or Buyer, as applicable, objects to any request submitted pursuant to and in accordance with Section 6.6(a) and withholds information on the basis of the foregoing clauses (i) through (iii), the Company or Buyer, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company or Buyer, as applicable, shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Each of the Company or Buyer, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer of the other Party or to another Person designated by the Company or Buyer, as applicable. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c)            To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)            No exchange of information or investigation by Buyer or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Buyer or Merger Sub set forth in this Agreement.

Section 6.7      Exchange Act Deregistration. The Company shall, with the reasonable cooperation of Buyer, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to permit the Company Stock and any other security issued by the Company or one of its Subsidiaries and listed on NASDAQ to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.8      Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and Buyer shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or trading market, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law or (iii) with respect to or following any Change in the Company Recommendation made in accordance with this Agreement or in response to any Acquisition Proposal in accordance with this Agreement. Notwithstanding any of the foregoing, except to the extent previously included in the initial press release with respect to the Transactions, any reference to the PIPE Transaction or any Equity Financing Source in any press release issued, or public statements or filings made, with respect to the Transactions shall require the prior written consent of Buyer. Each of the Company and Buyer may make any public statements without complying with the foregoing requirements if the substance of such statements was publicly disclosed and previously subject to the foregoing requirements.

Section 6.9      Employee Matters.

(a)            For a period of twelve (12) months following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with (i) a base salary or wage rate, as applicable, target cash incentive opportunities (including, as applicable, target annual or short-term bonus and commission opportunities) and target equity or equity-based incentive opportunities that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time (provided that Buyer shall not be required to grant equity or equity-based incentives to Continuing Employees and shall be permitted to replace such value with cash or cash-based awards) and (ii) all other employee benefits (excluding deferred compensation, severance and defined benefit pension benefits) that are substantially comparable in the aggregate to those (excluding deferred compensation, severance and defined benefit pension benefits) that are in effect for (or available to) such Continuing Employee as of the Effective Time. For the avoidance of doubt, base salary or wage rate and target annual or short-term cash and target long-term incentive compensation opportunities shall not be decreased during the Continuation Period for any Continuing Employee employed during that period.

(b)            During the Continuation Period (or such longer period required by the terms of the applicable Company Plan), the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time as set forth on Section 4.8(a) of the Company Disclosure Letter; provided, that such severance benefits shall be subject to the execution and non-revocation of a release of claims in favor of Buyer and its Subsidiaries.

(c)            With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual, long-term incentive compensation, and severance entitlement or termination pay), except (x) to the extent that it would result in duplication of coverage or benefits for the same period of service or (y) for purposes of defined benefit pension plans or post-employment health and welfare arrangements. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Company Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents; and (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the Surviving Corporation and its Subsidiaries shall cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plans ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(d)            In respect of each Continuing Employee’s annual bonus for the calendar year in which the Closing Date occurs (the “Closing Year Annual Bonus”), Buyer shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee the Closing Year Annual Bonus in an amount equal to the greater of (i) such Continuing Employee’s full bonus entitlement under the applicable Company Plan, assuming for purposes of determining such Closing Year Annual Bonus (x) with respect to any applicable individual performance goals, that such goals are achieved at no less than target levels of performance and (y) with respect to any applicable company performance goals, that such goals are achieved at the greater of (A) target performance and (B) actual performance based on actual performance through the Closing Date, extrapolated through the end of the applicable calendar year in which the Closing Date occurs, in either case, as determined in good faith and otherwise in the Ordinary Course by the Company prior to the Closing Date and (ii) the amount payable to such Continuing Employee under the applicable Company Plan based on actual performance through the end of the applicable performance period under such plan, as determined by Buyer in good faith and consistent with the Company’s past practice (such amount, the “Closing Year Annual Bonus Payment”); provided that the Closing Year Annual Bonus Payment will be payable at the same time and subject to the same terms and conditions as called for in the applicable Company Plan in effect as of the Closing Date (including any continued employment or similar requirement under an applicable Company Plan); and provided, further, that in no event will any Continuing Employee receive any Closing Year Annual Bonus Payment, or portion thereof, that would be duplicative of any bonus-related amounts payable as severance, termination pay or similar pay under any Company Plan.

(e)            From and after the Effective Time, the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) assume and honor all of the Company Plans, including, for avoidance of doubt, employment agreements with Continuing Employees, in accordance with their terms as in effect immediately prior to the Effective Time.

(f)            The Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) assume all Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing or anything in this Agreement to the contrary, the terms and conditions of employment for any (i) Continuing Employees covered, or who become covered, by a Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law, and (ii) Continuing Employees otherwise located outside the United States shall be subject to applicable Law.

(g)            Nothing in this Agreement shall confer upon any Person any right to continue in the employ or service of the Company, Buyer or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of the Company, Buyer or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Person at any time for any reason whatsoever, with or without cause, in accordance with any Collective Bargaining Agreements. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9(g) shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, or any plan, program or arrangement of the Company, Buyer or any of their respective Affiliates, or (ii) create any third-party rights in any current or former service provider or employee of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.10      Indemnification; Directors’ and Officers’ Insurance.

(a)            For a period of six (6) years after the Effective Time, Buyer agrees that, to the fullest extent permitted under applicable Law and the Organizational Documents of the Company (or Organizational Documents of any of its Subsidiaries) in effect as of the date of this Agreement, Buyer shall cause the Surviving Corporation to indemnify and hold harmless each present and former (determined as of the Effective Time) director and officer of the Company or any of its Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Buyer shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent required to do so under applicable Law and the Organizational Documents of the Company (or Organizational Documents of any of its Subsidiaries) in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b)            Prior to the Effective Time, the Company shall and, if the Company is unable to, Buyer shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policies, and (ii) the Company’s and its Subsidiaries’ existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s and its Subsidiaries’ insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate to the insureds as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate to the insureds as provided in the Company’s and its Subsidiaries’ existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s and its Subsidiaries’ existing policies as of the date of this Agreement. In no event shall the Company expend, or Buyer or the Surviving Corporation be required to expend, for such policies required to be obtained under this Section 6.10(b), a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, however, that if the premium for such insurance coverage exceeds such amount, Buyer shall cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)            Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such Proceeding, shall promptly notify the Surviving Corporation thereof in writing, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Surviving Corporation. In the event of any Proceeding: (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Buyer nor the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Buyer or the Surviving Corporation elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.10 to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Buyer or the Surviving Corporation elects to assume such defense, and Buyer and the Surviving Corporation shall cooperate in the defense of any such matter if Buyer or the Surviving Corporation elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Buyer or the Surviving Corporation elects to assume such defense and Buyer and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Buyer or the Surviving Corporation elects not to assume such defense; (iv) Buyer and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d)            All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company or any of its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on (and made available to Buyer prior to) the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e)            If Buyer or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.

(f)            The rights of the Indemnified Parties under this Section 6.10 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.10 is not prior to or in substitution of any such claims under such policies).

(g)            This Section 6.10 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 6.10.

Section 6.11      Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of the Company (including the Company Board) and Buyer (including the Buyer Board), respectively, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.12      Section 16 Matters. The Company, Buyer and the Company Board and the Buyer Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.13      Transaction Litigation. In the event that any stockholder litigation related to this Agreement or the Transactions is brought against the Company or any members of the Company Board or any of its officers from and following the date of this Agreement and prior to the Effective Time (such litigation, “Company Transaction Litigation”), the Company shall promptly notify Buyer of such Company Transaction Litigation and shall keep Buyer reasonably informed with respect to the status thereof. The Company shall consult with Buyer, give Buyer a reasonable opportunity to participate in the defense or settlement (at Buyer’s sole expense) of any Company Transaction Litigation (including by providing Buyer the opportunity to review and comment on all material filings or responses to be made by the Company) and shall consider in good faith Buyer’s advice with respect to such Company Transaction Litigation; provided that the Company shall in any event control such defense and the disclosure of information to Buyer in connection therewith shall be subject to the provisions of Section 6.5; provided, further, that the Company shall not settle or agree to settle any Company Transaction Litigation without prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14      Financing; Mutual Cooperation Covenants.

(a)            Cooperation. Each Financing Cooperation Provider agrees to use its commercially reasonable efforts to provide such assistance (and to cause its subsidiaries and its and their respective personnel and advisors to use their respective commercially reasonable efforts to provide such assistance) with the Applicable Financing Transaction of the Financing Cooperation Recipient as is reasonably requested by the applicable Financing Cooperation Recipient. Such assistance shall include, but not be limited to, the following:

(i)             delivery by the Company to Buyer of (x) the Debt Financing Required Information with respect to the Buyer Debt Financing and (y) in the case of a Buyer Public Equity Offering, information of the type contemplated by clauses (1) (with respect to investor and road show presentation), (4) and (5) of the definition of “Debt Financing Required Information” as if references to Buyer Debt Financing therein were references to a Buyer Public Equity Offering;

(ii)            participation, including by officers of appropriate seniority and experience, in and assistance with the preparation and negotiation of the applicable Debt Financing Documents;

(iii)           participation, including by officers of appropriate seniority and experience, in and assistance with (x) Debt Marketing Activity undertaken by the applicable Financing Cooperation Recipient in connection with its Applicable Financing Transaction and (y) Equity Marketing Activity undertaken by Buyer in connection with any Buyer Public Equity Financing;

(iv)           delivery by the Company to Buyer of all Financing KYC Deliverables with respect to the Buyer Debt Financing or Buyer Public Equity Financing; provided that such delivery to Buyer will occur at least five Business Days prior to the Closing Date, to the extent requested by Buyer at least nine Business Days prior to the Closing Date;

(v)            take such other actions as are reasonably requested by the applicable Financing Cooperation Recipient to facilitate the satisfaction on a timely basis of the conditions precedent set forth in Exhibit C to the Debt Commitment Letter or other debt commitment letters with respect to the Applicable Financing Transaction, as applicable, that are within its control;

(vi)           provide to applicable Financing Cooperation Recipient such information as may be necessary so that the Marketing Material for its Applicable Financing Transaction is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading; and

(vii)            inform the applicable Financing Cooperation Recipient promptly in writing if the applicable Financing Cooperation Provider (A) concludes that any previously issued financial statement of such Financing Cooperation Provider or any of its Subsidiaries included in any materials with respect to the Applicable Financing Transaction of the Financing Cooperation Recipient should no longer be relied upon per Item 4.02 of Form 8-K under the Exchange Act or (B) determines that a restatement of any of such Financing Cooperation Provider’s or its Subsidiaries’ financial statements is required or reasonably likely.

(b)            Coordination. Each Financing Cooperation Recipient shall reasonably coordinate its Applicable Financing Transaction with the other Financing Cooperation Recipient, and neither shall take any actions with respect to its Applicable Financing Transaction that could reasonably be expected to interfere with the other Applicable Financing Transaction. In furtherance of the foregoing, each Financing Cooperation Recipient shall consult with and provide to the Financing Cooperation Provider, upon request, copies of all draft and final agreements and other documents relating to its Applicable Financing Transaction and shall keep the Financing Cooperation Provider reasonably informed on a current basis and in reasonable detail of material developments in respect of its Applicable Financing Transaction.

(c)            Use of Logos. Each Financing Cooperation Provider hereby consents to the customary use of its and its Subsidiaries’ marks, designs, names, logos, trademarks, copyrights, service marks and other intellectual property by the applicable Financing Cooperation Recipient and the applicable debt financing sources in connection with its Applicable Financing Transaction; provided that (i) such uses are solely in a manner that is not intended to or reasonably likely to harm or disparage such Financing Cooperation Provider or its Subsidiaries or the reputation or goodwill of such Financing Cooperation Provider or any of its Subsidiaries and (ii) each Financing Cooperation Recipient shall provide the applicable Financing Cooperation Provider with a reasonable opportunity to review any documents, communications or other materials in connection with such uses, and consider in good faith the reasonable comments of such Financing Cooperation Provider, prior to such uses.

(d)            Indemnification. Each Financing Cooperation Recipient shall indemnify and hold harmless the applicable Financing Cooperation Provider, each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses or damages, suffered or incurred by them in connection with any and all of the matters contemplated by this Section 6.14 (other than such liabilities, losses or damages (i) arising from gross negligence, fraud, willful misconduct or intentional misrepresentation on the part of the Financing Cooperation Provider, its Subsidiaries or its or their respective Representatives, (ii) arising from incorrect or misleading information provided by the Financing Cooperation Provider or its Subsidiaries or its and their respective Representatives, or (iii) relating to matters with respect to which the Financing Cooperation Provider otherwise is entitled to indemnity hereunder).

(e)            Sharing of Information. Notwithstanding any other provision set forth herein or in any other agreement between or among the Parties (or any of their respective Affiliates), each Financing Cooperation Recipient may share non-public or confidential information regarding the applicable Financing Cooperation Provider, its Subsidiaries and their respective businesses with the Debt Financing Sources providing debt financing in the Applicable Financing Transaction to such Financing Cooperation Recipient or its Affiliates, and such Financing Cooperation Recipient, its Affiliates and such Debt Financing Sources may share such information with potential debt investors in connection with any Debt Marketing Activity undertaken in connection with such Applicable Financing Transaction; provided that the recipients of such information agree to customary (including “click through”) confidentiality arrangements. In addition, Buyer may share non-public or confidential information regarding the Company, its Subsidiaries and their respective businesses with (x) one or more investment banks acting as underwriters, bookrunners or dealer-managers in a Buyer Public Equity Financing, subject to customary confidentiality arrangements, and (y) potential equity investors on a “wall-crossed” basis in connection with Equity Marketing Activity undertaken in connection with a Buyer Public Equity Financing, subject to customary wall-crossing and cleansing procedures. Any access or information contemplated to be provided by a Financing Cooperation Provider or any of its Subsidiaries pursuant to this Section 6.14 shall, to the extent such information constitutes material non-public information of such Financing Cooperation Provider or any of its Subsidiaries, only be provided to a third party if such third party affirmatively agrees to maintain the confidentiality of such information and to comply with all federal and state securities Laws applicable to such information.

(f)            Effect on Condition to Obligations Hereunder. Notwithstanding anything to the contrary herein, it is understood and agreed that the conditions precedent set forth in Section 7.2(b) and Section 7.3(b) (as applied to the applicable Financing Cooperation Provider’s obligations under this Section 6.14) shall be deemed to be satisfied unless (i) the applicable Financing Cooperation Provider has failed to satisfy its obligations in any material respect under this Section 6.14, (ii) the applicable Financing Cooperation Recipient has notified the applicable Financing Cooperation Provider of such failure in writing a reasonably sufficient amount of time prior to the Closing to afford the applicable Financing Cooperation Provider with a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of the applicable Financing Cooperation Recipient’s failure to receive the proceeds of the Applicable Financing Transaction.

(g)            Financing Not a Condition. Each Party hereto acknowledges and agrees that the consummation of either or both of the Applicable Financing Transactions is not a condition to any Party’s obligations under this Agreement. If any Applicable Financing Transaction has not been consummated, each Party shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the Transactions.

Section 6.15      Company’s Financing Covenants.

(a)            The Company shall cooperate with Buyer with respect to any actions that are reasonably requested by Buyer to be taken by the Company or its Subsidiaries under any of the Company’s or any of its Subsidiaries’ outstanding debt securities in connection with the Transactions, including by, at Buyer’s sole election:

(i)            eliminating or complying with the obligation to commence an Exchange Offer (as defined in the Company’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025 (the “Offer to Purchase”)) with respect to each series of the Company’s Amended Notes (as defined in the Offer to Purchase) (the “Company Notes”) as a result of the repayment or repurchase of such Company Notes and/or the payment of the $100 per $1,000/€100 per €1,000 premium contemplated by the Offer to Purchase;

(ii)           entering into transactions with respect to the Company Notes and any of the Company’s or any of its Subsidiaries’ other outstanding debt securities as necessary to permit the incurrence of the Buyer Financing Transactions;

(iii)           taking such actions as are necessary to effect the redemption contemporaneously with the Closing, and, if requested by Buyer in writing, the satisfaction and discharge (the “Discharge”) on the Closing Date, of any series of outstanding debt securities (including the Company Notes); or

(iv)          preparing all necessary and appropriate documentation in connection with the repurchase, redemption or amendment of any series of outstanding debt securities pursuant to a tender offer (a “Tender Offer”), a consent solicitation (a “Consent Solicitation”) and/or other liability management transaction (a “Liability Management Transaction”), including notices of redemption, notices of offers to purchase and/or consent solicitation statements for or in respect of any series of outstanding debt securities.

(b)           In furtherance and without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to:

(i)            with respect to the Company Bridge Facility and the Revolving Facility, deliver to Buyer (A)  at least five (5) days prior to the Closing Date, draft payoff letters and (B) at least two (2) Business Days prior to the Closing Date, executed payoff letters, in form and substance customary for transactions of this type; and

(ii)           take any other actions reasonably requested by Buyer that are reasonably necessary for the payoff and termination in full (with customary exceptions for contingent obligations thereunder that are not yet due and payable) of the Company Bridge Facility and the Revolving Facility (the payoff of such facilities, together, the “Debt Payoff”);

provided, however, that (x) any such action described above shall not be required unless it can be and is conditioned on the occurrence of the Closing, and (y) at Closing, Buyer shall pay, or cause to be paid, any outstanding indebtedness under the Company Bridge Facility or the Revolving Facility (subject to customary arrangements for any outstanding letters of credit).

(c)           The Company shall, and shall cause its applicable Subsidiaries and its and their respective Representatives to, provide cooperation reasonably requested by Buyer in connection with the Debt Payoff, Discharge, Tender Offer, Consent Solicitation or Liability Management Transaction.

Section 6.16     Buyer’s Financing Covenants.

(a)           Buyer shall not, without the prior consent of the Company, permit any amendment, modification to, or any waiver of any provision or remedy under, any of the Commitment Letter or any definitive agreement related to the Committed Financing unless:

(i)            such amendment, modification or waiver would not impose new or additional conditions to the Committed Financing; and

(ii)           such amendment, modification or waiver would not reasonably be expected to:

(A)           prevent, materially delay or materially impede consummation of the Merger and the other Transactions;

(B)            reduce the aggregate amount of the Committed Financing to an amount, together with the proceeds of the Equity Investment and any cash, marketable securities, available lines of credit or other sources of immediately available funds of Buyer, less than the amount necessary for Buyer and Merger Sub to consummate the Transactions (it being understood that any mandatory commitment reduction due to obtaining net proceeds of a debt or equity issuance, entry into a limited condition bank loan or obtaining net proceeds of certain asset sales in accordance with the terms of such Commitment Letter shall be permitted without the Company’s prior consent); and

(C)            materially and adversely affect the enforceability of the Commitment Letter by Buyer.

(b)            Buyer shall promptly upon request provide true, complete and correct copies of each amendment, modification and waiver to any of the Commitment Letters or any definitive agreement related to the Committed Financing to the Company; provided that notwithstanding any other provision of this Agreement, Buyer shall be entitled from time to time to (x) substitute other debt financing for all or any portion of the Committed Financing from the same or alternative financing sources, including, for the avoidance of doubt, one or more issuances of debt securities, and (y) amend, restate, replace, supplement or otherwise modify the Committed Financing for the purpose of adding agents, co-agents, lenders, arrangers, bookrunners or other similar Persons.

(c)            If any Debt Financing Failure Event occurs, Buyer shall use its commercially reasonable efforts, promptly and in consultation with the Company, to arrange for alternative debt financing (“Debt Replacement Financing”) in an amount that when added with the Equity Investment and any cash, marketable securities, available lines of credit or other sources of immediately available funds of Buyer would be sufficient to pay the amounts owed by Buyer on the Closing Date pursuant to this Agreement. Buyer shall deliver to the Company true, correct and complete copies of all contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Debt Replacement Financing (provided that any fee letters in connection therewith may be redacted in a manner consistent with the Debt Fee Letter provided as of the date hereof).

(d)            If any Equity Financing Failure Event occurs, Buyer shall promptly notify the Company and, to the extent applicable, in consultation with the Company, use commercially reasonable efforts to arrange for alternative equity financing (“Equity Replacement Financing”) in an amount that when added with the Buyer Debt Financing and any cash, marketable securities, available lines of credit or other sources of immediately available funds of Buyer would be sufficient to pay the amounts owed by Buyer on the Closing Date pursuant to this Agreement. Buyer shall deliver to the Company true, correct and complete copies of all contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Equity Replacement Financing.

(e)               Buyer agrees that it shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Investment (or any Equity Replacement Financing), including taking all actions necessary to (i) comply with the terms of and maintain in effect the Subscription Agreements, (ii) satisfy on a timely basis all conditions and obligations in the Subscription Agreements and (iii) consummate the Equity Investment (or any Equity Replacement Financing) at or prior to the Closing. Buyer further agrees that it shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to fully enforce its rights (including through litigation) under the Subscription Agreements.

(f)               Buyer shall, on or prior to the Closing Date, apply the cash proceeds of the Equity Investment (or any Equity Replacement Financing) to payment of the aggregate Merger Consideration pursuant to the terms of this Agreement.

(g)            (i) Buyer shall use its reasonable best efforts to cause the Equity Financing Sources to make any necessary filings with or submissions to, or supply information or documentation to, Governmental Entities in connection with the filings, notices and reports as required by this Agreement and (ii) the Company shall furnish Buyer any reasonable assistance, including making any necessary filings with or submissions to, or supplying information or documentation to, Governmental Entities, as Buyer may request in connection with the Buyer Financing Transactions.

(h)             Notwithstanding anything to the contrary herein, nothing in this Section 6.16 shall require (i) funding of any equity financing other than the Equity Investment or any Equity Replacement Financing, (ii) the incurrence of any debt financing other than the Committed Financing or any Debt Replacement Financing, or (iii) the payment of fees in connection with the Committed Financing or Equity Investment in excess of the amounts contemplated by the Debt Commitment Letter and the Subscription Agreements.

Article VII

Conditions

Section 7.1     Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction (or waiver to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)            Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)            Regulatory Approvals. (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, and any commitments not to close any of the Transactions before a certain date under a timing agreement entered into by the Parties with any Governmental Entity shall have expired or been terminated; and (ii) any applicable mandatory waiting period, clearance or affirmative approval of any governmental body, agency or authority or other condition set forth in Section 7.1(b)(ii) of the Company Disclosure Letter shall have expired or been obtained (clauses (i) and (ii), collectively, the “Required Governmental Consents”).

(c)            Laws or Governmental Orders. No Governmental Entity shall after the date of this Agreement have enacted, issued or promulgated any Law or Governmental Order that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.

Section 7.2     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a)            The representations and warranties of Buyer and Merger Sub set forth in Article V shall be true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions.

(b)            Buyer and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(c)            Buyer shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3     Conditions to Obligation of Buyer and Merger Sub to Effect the Merger. The obligations of Buyer and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Buyer to the extent permitted by applicable Law) of the following conditions:

(a)            (i) The representations and warranties of the Company set forth in Section 4.2(a) (Capitalization) shall be true and correct in all respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representation and warranty of the Company set forth in Section 4.6(a) (Absence of Certain Changes) shall be true and correct in all respects at and as of the date of this Agreement; (iii) the representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Good Standing and Qualification), Section 4.2(b) (Capitalization), Section 4.3(a) (Corporate Authority and Approval), Section 4.3(b) (Corporate Authority and Approval), Section 4.18 (Brokers and Finders) and Section 4.20 (Termination of Netflix Merger Agreement) shall be true and correct, without regard to any “materiality” or “Company Material Adverse Effect” qualifiers specified therein, in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article IV shall be true and correct, without regard to any “materiality” or “Company Material Adverse Effect” qualifiers specified therein, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)            The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)            Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d)            None of the Required Governmental Consents or any other approvals, consents, registrations, permits, authorizations and other confirmations required under applicable Law in connection with the consummation of the Merger shall have imposed any Remedy that, individually or in the aggregate with all other Remedies imposed, to be taken or agreed to, would reasonably be expected to have a Regulatory Material Adverse Effect.

(e)            The Company shall not have effected the Separation, nor shall any dividend to effectuate the Separation have been declared or made.

(f)            The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Section 7.4     Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any covenant or agreement of this Agreement.

Article VIII

Termination

Section 8.1     Termination or Abandonment. This Agreement may be terminated and abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a)            by the mutual written consent of the Company and Buyer;

(b)            by either the Company or Buyer, if:

(i)            (A) the Effective Time shall not have occurred by 11:59 p.m. (New York City time) on the date that is twelve (12) months after the date of this Agreement (as may be extended, the “End Date”); provided, however, that if on such date one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) (as the result of any applicable Antitrust Law or Regulatory Law or a Governmental Order resulting from the enforcement of any applicable Antitrust Law or Regulatory Law) has not been satisfied or, to the extent permitted by applicable Law, waived and all other conditions set forth in Article VII have been satisfied or, to the extent permitted by applicable Law, waived (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), the End Date shall automatically be extended to 11:59 p.m. (New York City time) on the date that is fifteen (15) months after the date of this Agreement; provided, further, that if on such extended date one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) (as the result of any applicable Antitrust Law or Regulatory Law or a Governmental Order resulting from the enforcement of any applicable Antitrust Law or Regulatory Law) has not been satisfied or, to the extent permitted by applicable Law, waived and all of the other conditions set forth in Article VII have been satisfied or, to the extent permitted by applicable Law, waived (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), the End Date shall automatically be extended to 11:59 p.m. (New York City time) on the date that is eighteen (18) months after the date of this Agreement and (B) the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of the failure to consummate the Merger on or before such date. If all the conditions to Closing set forth in Article VII are satisfied (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) on a date that occurs on or prior to the End Date but the Closing would thereafter occur in accordance with Section 1.2 on a date (the “Specified Date”) after such End Date, then such End Date shall automatically be extended to the Specified Date and the Specified Date shall become the End Date for all purposes of this Agreement;

(ii)           any Law or Governmental Order permanently enjoining or prohibiting the consummation of the Merger shall have been issued or promulgated and become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of such Law or Governmental Order; or

(iii)          the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Stockholder Approval shall not have been obtained;

(c)            by the Company:

(i)            if Buyer or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (B) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 45 Business Days following the Company’s delivery of written notice to Buyer stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii)           prior to receipt of the Company Stockholder Approval, in order to enter into, concurrently with termination of this Agreement, a definitive agreement providing for a Company Superior Proposal subject to compliance with Section 6.3(b) if the Company has not violated its obligations under Section 6.2 and the Company has paid, or simultaneously with the termination of this Agreement pays, to Buyer the Company Termination Fee due under Section 8.3; or

(iii)          if (A) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing and which were, as of the date the Closing was required to have occurred pursuant to Section 1.2, capable of being satisfied) or have been waived (in writing) by Buyer, in each case, at the time the Closing is required to have occurred in accordance with Section 1.2; (B) the Company has given written notice to Buyer that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing and which were, as of the date the Closing was required to have occurred pursuant to Section 1.2, capable of being satisfied), and that it is ready, willing and able to take the actions within its control to consummate the Closing; (C) Buyer failed to consummate the Closing by the date that the Closing was required to have occurred in accordance with Section 1.2; and (D) Buyer fails to consummate the Closing by the third (3rd) Business Day after the delivery of the Company’s notice pursuant to clause (B);

(d)            by Buyer:

(i)            if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (B) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 45 Business Days following Buyer’s delivery of written notice to the Company stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided, however, that Buyer shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Buyer or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii)           prior to receipt of the Company Stockholder Approval, if a Change in the Company Recommendation has occurred.

Section 8.2     Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, the terminating Party shall forthwith give written notice thereof to the other Party or Parties and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by any of the Parties. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Buyer, Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any Party of its obligation to pay the Company Termination Fee or the Regulatory Termination Fee, as applicable, if, as and when required pursuant to Section 8.3 or any of its other obligations under Section 8.3 expressly contemplated to survive the termination of this Agreement pursuant to Section 8.3; (ii) no such termination shall relieve any Party for liability for such Party’s Fraud or Willful Breach of any covenant or obligation contained in this Agreement prior to its termination; and (iii) the provisions set forth in Section 9.1(b) shall survive the termination hereof.

Section 8.3     Termination Fees.

(a)            Company Termination Fee. If (A) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), (B) this Agreement is terminated by Buyer pursuant to Section 8.1(d)(ii), (C) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(b)(iii) at a time when Buyer had the right to terminate pursuant to Section 8.1(d)(ii) or (D) (x) after the date of this Agreement, an Acquisition Proposal (substituting, for purposes of this Section 8.3(a), in the definition thereof “50%” for “20%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to the Company Stockholder Meeting, or, in the case of termination by Buyer pursuant to Section 8.1(d)(i), is publicly or privately proposed to the Company Board, and in each case is not publicly and irrevocably withdrawn, (y) this Agreement is terminated by (1) the Company or Buyer pursuant to Section 8.1(b)(iii) or Section 8.1(b)(i) (and the conditions set forth in Sections 7.1(b) and 7.1(c) have been satisfied) or (2) by Buyer pursuant to Section 8.1(d)(i) and (z) concurrently with or within 12 months after such termination, the Company (1) consummates an Acquisition Proposal or (2) enters into a definitive agreement providing for an Acquisition Proposal, whether or not such Acquisition Proposal is later consummated, then the Company shall pay to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, a fee of $[●]1 in cash (the “Company Termination Fee”), such payment to be made concurrently with such termination in the case of clause (A) above or clause (C) above with respect to a termination by the Company, within three Business Days after such termination in the case of clause (B) above or clause (C) above with respect to a termination by Buyer, or within three Business Days after the earlier of such entry into a definitive agreement providing for an Acquisition Proposal or consummation of an Acquisition Proposal in the case of clause (D) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b)            Regulatory Termination Fee. If this Agreement is terminated by the Company or Buyer (A) pursuant to Section 8.1(b)(i), and at the time of such termination, (1) one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) (as the result of any applicable Antitrust Law or Regulatory Law or a Governmental Order resulting from the enforcement of any applicable Antitrust Law or Regulatory Law) has not been satisfied or, to the extent permitted by applicable Law, waived and (2) all of the other conditions set forth in Section 7.1 and Section 7.3 have been satisfied or, to the extent permitted by applicable Law, waived (except for (i) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions were then capable of being satisfied if the Closing had taken place and (ii) any condition that has not been satisfied as a result of a breach by Buyer or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) or (B) pursuant to Section 8.1(b)(ii) as a result of any applicable Antitrust Law or Regulatory Law or a Governmental Order resulting from the enforcement of any applicable Antitrust Law or Regulatory Law, then Buyer shall pay to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $5,800,000,000 in cash (the “Regulatory Termination Fee”), with such payment to be made (x) in the case of Buyer’s termination of this Agreement, prior to or concurrently with, and as a condition to, such termination, or (y) in the case of the Company’s termination of this Agreement, within three Business Days of such termination; it being understood that in no event shall Buyer be required to pay the Regulatory Termination Fee on more than one occasion.

1 Note to Draft: To be 3.75% of Company equity value.

(c)            Acknowledgements. Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(a), Buyer would not have entered into this Agreement and that, without Section 8.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Buyer fails to promptly pay any amount due pursuant to this Section 8.3, the Company or Buyer, as applicable, shall pay to Buyer or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses reasonably incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee or the Regulatory Termination Fee, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Company Termination Fee or the Regulatory Termination Fee, as applicable, become payable by, and are paid by, the Company to Buyer or Buyer to the Company, as applicable, such Company Termination Fee or Regulatory Termination Fee, as applicable, shall be the receiving Party’s sole and exclusive remedy for any breach or failure of performance pursuant to this Agreement (other than in respect of Fraud or Willful Breach). The Parties further acknowledge that the right to receive the Company Termination Fee or the Regulatory Termination Fee, as applicable, shall not limit or otherwise affect any such Party’s right to specific performance as provided in Section 9.5.

Article IX

Miscellaneous and General

Section 9.1     Survival. The representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time or the termination of this Agreement only to the extent provided in this Section 9.1.

(a)            The following provisions of this Agreement shall survive the Effective Time: this Article IX (Miscellaneous and General), the Confidentiality Agreement, the agreements of the Parties contained in Article I (The Merger), Article II (Effect of the Merger on Capital Stock), Article III (Delivery of Merger Consideration; Procedures for Surrender), Section 4.21 (No Other Representations and Warranties), Section 5.10 (No Other Representations and Warranties), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), and Section 9.11 (Expenses), and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, and the provisions that substantively define any related defined terms.

(b)            The following provisions of this Agreement shall survive the termination of this Agreement: this Article IX (Miscellaneous and General), the Confidentiality Agreement, and the agreements of the Parties contained in Section 4.21 (No Other Representations and Warranties), Section 5.10 (No Other Representations and Warranties), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fees), and Section 9.11 (Expenses), and the provisions that substantively define any related defined terms.

(c)            All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the Effective Time or the termination of this Agreement, as applicable.

Section 9.2     Modification or Amendment; Waiver.

(a)            Subject to the provisions of applicable Law and the provisions of Section 6.10, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Debt Financing Sources are expressly made third-party beneficiaries pursuant to Section 9.15 shall be permitted in a manner adverse to any Debt Financing Source without the prior written consent of the Debt Financing Sources.

(b)            No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.3     Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.4     Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)            This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the state of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

(b)            Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 9.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.4(c).

Section 9.5     Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 9.6     Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 9.6:

If to the Company:

Warner Bros. Discovery, Inc.
[Address Line 1]
[Address Line 2]
Attention:	[●]
Telephone:	([●]) [●]-[●]
Email:	[●]

with copies to (which shall not constitute notice):

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attention:	Jonathan E. Levitsky Gordon S. Moodie Katherine D. Taylor Erik J. Andren

Email:	jelevitsky@debevoise.com gsmoodie@debevoise.com ketaylor@debevoise.com ejandren@debevoise.com

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Andrew J. Nussbaum Karessa L. Cain
Email:	ajnussbaum@wlrk.com klcain@wlrk.com

If to Buyer or Merger Sub:

Paramount Skydance Corporation
1515 Broadway
New York, New York 10036
Attention:	Chief Legal Officer and General Counsel
Email:	paramountgloballegalnotices@paramount.com

with copies to (which shall not constitute notice):

Cravath, Swaine and Moore LLP Two Manhattan West 375 Ninth Avenue
New York, New York 10001
Attention:	Faiza Saeed Daniel Cerqueira Claudia Ricciardi Alexander Greenberg Minh Van Ngo
Email:	fsaeed@cravath.com dcerqueira@cravath.com cricciardi@cravath.com agreenberg@cravath.com mngo@cravath.com

and

Latham & Watkins LLP 1271 Avenue of the Americas
New York, New York 10020
Attention:	Ian Nussbaum Max Schleusener Rick Offsay
Email:	ian.nussbaum@lw.com max.schleusener@lw.com rick.offsay@lw.com

Section 9.7     Entire Agreement.

(a)            This Agreement (including the exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.

(b)            Each Party acknowledges and agrees to the provisions set forth in Section 4.21 and Section 5.10 and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement, (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for Fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement. For the avoidance of doubt, solely for purposes of the approval and adoption of this Agreement under the DGCL, none of the exhibits or annexes hereto or the Company Disclosure Letter or any other Transaction Document shall be deemed part of this Agreement, but shall for all other purposes have the effects provided therein and in this Agreement.

Section 9.8     Third-Party Beneficiaries. Except (x) that, in accordance with Section 261 of the DGCL, the Company shall have the right, on behalf of the Company’s stockholders, to pursue specific performance as set forth in Section 9.5 or, if specific performance is not sought or granted as a remedy, to seek damages in accordance with this Agreement (which shall include the benefit of the bargain lost by the Company’s stockholders) in the event of a breach by Buyer or Merger Sub of this Agreement, it being acknowledged and agreed that in no event shall any such stockholders of the Company or any other Person be entitled to enforce any of their rights, or any of Buyer’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so as a representative for such stockholders of the Company (and upon receipt of any payments as a result thereof, the Company shall be entitled to retain the amount of such payments so received) and (y) from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 6.10, the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including, without limiting the generality of Section 9.7, the right to rely upon the representations and warranties set forth in this Agreement. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9     Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions, may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or Persons in a similar capacity, controlling Person, Affiliate or Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns (unless, for the avoidance of doubt, such Person is a Party), shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 9.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

Section 9.10     Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of the Company to take any action, prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and, from and after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement or any of the other Transaction Documents, which obligation is performed, satisfied or properly fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.11     Expenses; Transfer Taxes.

(a)            Except as otherwise provided in this Agreement and the other Transaction Documents and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

(b)            Except as otherwise provided in Section 3.2, all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges arising in connection with the Merger shall be paid by Buyer when due, and Buyer shall, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 9.12     Severability. The provisions of this Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.13     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). Except as may be required to satisfy the obligations contemplated by Section 6.10, no Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 9.10, and any attempted or purported assignment or delegation in violation of this Section 9.13 shall be null and void.

Section 9.14     Interpretation and Construction.

(a)            The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)            The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c)            Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (vii) the word “will” shall be construed to have the same meaning and effect as the word “shall”.

(d)            The words “made available to Buyer” and words of similar import refer to documents (i) posted to the Datasite virtual data room or provided pursuant to “clean team” arrangements, in each case by or on behalf of the Company prior to [●] [a.m./p.m.], New York City time, on [●], 2025, (ii) included in the Company Reports or (iii) if permitted to be “made available” after the date of this Agreement, delivered to Buyer or its Representatives after the date hereof in accordance with the notice procedures set forth in Section 9.6.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)            Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars, and any $ thresholds refer to the aggregate of all applicable consideration or payment of any kind or nature, whether in cash or in kind.

(g)            Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(h)            The Company Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would have a Company Material Adverse Effect, or to affect the interpretation of such term for purposes of this Agreement.

(i)             The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.15     Concerning Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Buyer or any of its Affiliates under or pursuant to the Debt Commitment Letter or of any Applicable Financing Cooperation Recipient under any other agreement entered into with respect to the Applicable Financing Transaction), each Party hereby:

(a)            (i) waives any and all claims and causes of action against the Debt Financing Sources relating to or arising out of this Agreement, the Debt Commitment Letter, or any contract entered into with respect to any Applicable Financing Transaction, or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (ii) agrees that none of the Debt Financing Sources will have any liability to any Party or any of its Affiliates relating to or arising out of this Agreement, the Debt Commitment Letter, or any contract entered into with respect to any Applicable Financing Transaction, or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (iii) agrees not to seek to enforce commitments or other rights under the Debt Commitment Letter or any contract entered into with respect to any Applicable Financing Transaction against, or make any claims for breach of such commitments or such other rights against, or seek to recover monetary damages from, the Debt Financing Sources, or otherwise sue the Debt Financing Sources for any reason related to the Debt Commitment Letter or any contract entered into with respect to any Applicable Financing Transaction, except, in the case of each clauses (i) through (iii), in the case of Buyer and its Affiliates, pursuant to or in connection with the Debt Commitment Letter or any contract relating to the Applicable Financing Transaction;

(b)            agrees not to bring, or support any Person in bringing, or permit any of its Affiliates to bring, or support any Person in bringing, any legal proceeding against, or seek to recover monetary damages from, any Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter, or any contract entered into with respect to any Applicable Financing Transaction, or the performance of any services thereunder, whether in contract or in tort or otherwise, in any forum, other than the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York;

(c)            agrees that any Proceeding against any of the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter, or any contract entered into with respect to any Applicable Financing Transaction, or the performance of any services thereunder, whether in contract or in tort or otherwise, shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court;

(d)            irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such legal proceeding in the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;

(e)            agrees that any such legal proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state);

(f)            agrees that service of process upon such party in any such legal proceeding shall be effective if notice is given in accordance with the notice provisions of this Agreement;

(g)            knowingly, intentionally and voluntarily waives (to the fullest extent permitted by law) trial by jury in any Proceeding brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter or any other contract entered into with respect to any Applicable Financing Transaction or the performance of any services thereunder;

(h)            agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, this Section and any of the provisions in this Agreement (including Section 9.2(a)) reflecting the agreements set forth in this Section 9.15; and

(i)            agrees that the provisions in this Section 9.15, the definitions used in this Section 9.15 (as used in this Section 9.15) and any other provisions of this Agreement to the extent an amendment, waiver or modification thereof would adversely affect the substance of any of the foregoing as it affects the Debt Financing Sources, shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

Warner Bros. Discovery, Inc.

By
Name:
Title:

Paramount Skydance Corporation

By
Name:
Title:

Prince Sub Inc.

By
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, however, that, with respect to Buyer, (i) other than with respect to Section 6.4(f), “Affiliate” means any Person that is controlled, directly or indirectly, by Buyer and (ii) solely with respect to Section 6.4(f), “Affiliate” shall include Ellison (as defined in Buyer’s Organizational Documents); provided, however, that with respect to this clause (ii), “Affiliate” shall not include Oracle Corporation, Ellison Institute of Technology or any of the respective controlled Affiliates of Oracle Corporation or Ellison Institute of Technology.

“Affiliation Agreements” means Contracts for the distribution of video programming services, including linear networks and direct-to-consumer services, with any Person that distributes video services via any technology (including cable systems, SMATV, open video systems and MMDS, MDS and DBS systems, wireless and broadband, or a video-on-demand or “over the top” service providers, and further including application distribution and the ingestion of content comprising a service), and any correspondence or writings amending the foregoing.

“AI Technologies” means, in addition to any definition for “artificial intelligence” or “artificial intelligence system” or any similar term under applicable Law, any and all technologies, systems or tools that use machine learning, deep learning, neural networks, natural language processing, generative models, or other artificial intelligence methodologies, including statistical learning algorithms and all software or hardware implementations thereof that are capable of generating or analyzing output such as predictions, data or content (including text, images, video or audio) based on input such as user-supplied prompts.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Financing Transactions” means (a) with respect to Buyer, the Buyer Debt Financing and the Buyer Public Equity Financing, and (b) with respect to the Company, any Permitted Financing Activities by the Company, including a Term Loan Refinancing and a Junior Lien Notes Exchange.

“Average Buyer Stock Price” means the average of the volume weighted averages of the trading prices of Buyer Class B Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, in another authoritative source mutually selected by the Parties) on each of the ten consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the Closing Date.

Annex A-1

“Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York, New York or the City of Wilmington, Delaware is required or authorized by Law to close.

“Buyer Debt Financing” means the Committed Financing, one or more debt financing transactions contemplated by the Debt Commitment Letter, or any other bank financing or capital markets financing entered into by Buyer or its Affiliates to finance the Transactions.

“Buyer Public Equity Financing” means one or more equity capital markets financing transactions entered into by Buyer or its Affiliates, the proceeds of which are used in whole or in part to finance the Transactions.

“Buyer Financing Transactions” means the PIPE Transaction, the Buyer Debt Financing, the Buyer Public Equity Financing and the other transactions contemplated by the Subscription Agreements and the Commitment Letter.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means a collective bargaining agreement or other similar Contract with a Labor Union.

“Communications Act” means the Communications Act of 1934.

“Company Bridge Facility” means that certain non-investment grade leveraged bridge loan facility under the non-investment grade leveraged bridge loan agreement, dated as of June 26, 2025, among the Company, one of its Affiliates, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A.

“Communications Laws” means the Communications Act and the applicable rules and regulations promulgated thereunder.

“Company DC Plan” means the Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan and the Company’s Supplemental Retirement Plan.

“Company DSU” means any deferred stock unit of the Company.

“Company Employee” means a current or former employee of the Company and its Subsidiaries.

“Company ESPP” means the Company’s 2011 Employee Stock Purchase Plan (as amended).

“Company Equity Awards” means the Company Options, the Company RSUs, the Company PRSUs, the Company DSUs and the Company Notional Units.

Annex A-2

“Company Information Technology” means all Information Technology owned, leased or licensed by the Company and its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(A)            Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory, economic or business conditions (including tariffs, trade policies and sanctions) in any jurisdiction in which the Company or its Subsidiaries has material operations or in which products or services of the Company or its Subsidiaries are sold;

(B)            Effects that are the result of factors generally affecting the industries, markets or geographical areas in which the Company or its Subsidiaries has material operations;

(C)            changes in the relationship of the Company or its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions by, or resulting or arising from the identity of or any facts or circumstances relating to, Buyer or its Affiliates; provided, however, that this clause (C) shall not apply to references to “Company Material Adverse Effect” in Section 4.4;

(D)            changes or modifications in accounting standards applicable to the Company or its Subsidiaries, including GAAP, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

(E)            any failure by the Company or its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;

(F)            Effects resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, cyberterrorism, ransomware or malware, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including pandemics and epidemics) or any other force majeure event, or any national or international calamity or crisis;

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(G)            any actions taken or failed to be taken by the Company or its Subsidiaries that are expressly required to be taken by this Agreement or any other Transaction Document or any actions taken with Buyer’s written consent or failed to be taken at Buyer’s written request; provided, however, that this clause (G) shall not apply to any actions taken or failed to be taken pursuant to Section 6.1(a); or

(H)            any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of the Company, its Subsidiaries or any of their respective securities; provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;

provided, further that, with respect to clauses (A), (B), (D) and (F), such Effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Company and its Subsidiaries (taken as a whole) compared to other companies operating in the industries and geographies in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

“Company Notional Unit” means each notional investment unit with respect to shares of Company Stock subject to a Company DC Plan.

“Company Option” means each option to purchase shares of Company Stock granted under any Company Stock Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, employment, individual consulting, individual independent contractor, severance, separation, termination, retention, change of control, stay bonus and other similar plan, program, agreement or arrangement that is maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability, other than any such plan, scheme or arrangement (i) that is sponsored or maintained by, or provided through, a Governmental Entity or Labor Union or (ii) any Multiemployer Plan.

“Company PRSU” means any performance restricted stock unit of the Company.

“Company Reports” means the forms, statements, certifications, reports and documents filed with or furnished by the Company with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date, including those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended.

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“Company RSU” means each restricted stock unit of the Company (other than any Company PRSU or Company DSU).

“Company Stock Plans” means the Amended and Restated Warner Bros. Discovery, Inc. Stock Incentive Plan, the Company ESPP, the Warner Bros. Discovery, Inc. 2013 Incentive Plan (as amended) and the Warner Bros. Discovery, Inc. 2005 Non-Employee Director Incentive Plan (as amended).

“Company Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose.

“Confidentiality Agreement” means the confidentiality letter agreement entered into between Buyer and the Company, dated November 10, 2025, and the clean team agreement entered into between Buyer and the Company, dated November 25, 2025.

“Content” means television shows, movies, video games, music and other audiovisual, visual or audio content intended for broadcast, download, streaming or other transmission to an audience.

“Content IP” means Copyrights and Trademarks in, or otherwise relating to, Content.

“Continuing Employee” means each individual who is a Company Employee immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Buyer or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COT Property” means the Intellectual Property set forth in Section A(1) of the Company Disclosure Letter.

“COT Property Agreements” means all material Contracts (including development agreements, settlement agreements, license agreements (including Key Out-License Agreements), assignment agreements and Affiliation Agreements) relating to the development or Exploitation of any COT Properties, including all modifications, amendments and supplements thereto, and waivers thereunder.

“Covered Employee” means each Senior Executive and each other employee of the Company or its Subsidiaries classified by the Company as a “Career Band 2” or “Career Band 3” employee.

Annex A-5

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Applicable Financing Transaction, including:

(a)            all credit agreements, security agreements, guarantee agreements, and all note purchase agreements, indentures, and notes, relating to the Applicable Financing Transaction;

(b)            all officer, secretary, solvency and perfection certificates, and legal opinions to be provided in connection with the Applicable Financing Transaction; and

(c)            agreements, documents or certificates relating to the creation, perfection or enforcement of liens securing the Applicable Financing Transaction, including control agreements, access letters and similar arrangements, surveys and title insurance with respect to real property, and intellectual property security agreements.

“Debt Financing Failure Event” means any of the following: (a) the commitments with respect to all or any portion of the Committed Financing expiring, or being terminated, (b) for any reason, all or any portion of the Committed Financing becoming unavailable, (c) a breach or repudiation or threatened or anticipated breach or repudiation by any Debt Financing Source party to the Commitment Letter of which Buyer becomes aware, (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur, or (e) any party to the Commitment Letter or any Affiliate or agent of such Person shall allege in writing that any of the events set forth in the foregoing clauses has occurred.

“Debt Financing Required Information” means (1) materials for rating agency presentations and investor and road show presentations, (2) bank information memoranda (including a public-side version thereof), syndication documents, registration statements, prospectuses, offering memoranda, projections and private placement memoranda (as well as customary certificates and “backup” support), (3) lender presentations and other information packages regarding the business, operations, financial condition, projections and prospects of the Company, (4) such financial and other information as is customarily required in connection with the execution of financings of a type similar to the Buyer Debt Financing, including (A) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income, equity and cash flows of the Company for each of the three fiscal years most recently ended more than sixty (60) days prior to the Closing Date, (B) unaudited consolidated balance sheets and related unaudited consolidated statements of operations, comprehensive income and cash flows of the Company for each subsequent fiscal quarter ended more than forty (40) days prior to the Closing Date and (C) other historical financial information regarding the Company and its Subsidiaries reasonably necessary to permit Buyer to prepare pro forma financial statements required by the Debt Financing Sources or customarily included in marketing and offering documents for an offering of debt securities of Buyer on a registration statement filed with the SEC, and (5) similar documents and materials, in each case necessary, customary or advisable in connection with any portion of the Buyer Debt Financing to the extent reasonably requested by Buyer or contemplated by the definitive agreements related to any Buyer Debt Financing (including the Commitment Letter) and limited to information to be contained therein with respect to the Company and its Subsidiaries.

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“Debt Financing Source” means any Person that has committed to provide financing, or has entered into the definitive agreements related to any Applicable Financing Transaction (including the Commitment Letter with respect to the Buyer Debt Financing), including any of such Person’s Affiliates or its or their respective officers, directors, managers, members, employees, partners, trustees, stockholders, controlling persons, agents and representatives, and each of the successors or assigns of the foregoing.

“Debt Marketing Activity” means all activity undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Applicable Financing Transaction, including:

(a)            participation, including by officers of appropriate seniority and experience, in and assistance with, (i) the preparation of the Debt Marketing Material and due diligence sessions related thereto, (ii) bank meetings and a customary road show with prospective debt investors, (iii) the preparation of rating agency presentations and meetings with rating agencies, and (iv) provided that the applicable Financing Cooperation Provider has been provided a reasonable opportunity to review and comment on a substantially final draft of the Debt Marketing Material used in connection with the arrangement of the Applicable Financing Transaction, and the applicable Financing Cooperation Recipient has considered such comments in good faith, prior to dissemination of such materials to potential public-side lenders or other debt investors in any proposed Applicable Financing Transaction, filing such reports under securities laws as may be customary or required for transactions of the type contemplated by this Agreement and the Debt Commitment Letter or as is reasonably requested or required to comply with Regulation FD in connection with the distribution of Debt Marketing Material or reasonably requested by the applicable Financing Cooperation Provider in connection with the syndication or other marketing of the Applicable Financing Transaction;

(b)            subject to customary confidentiality provisions and disclaimers, provision of customary authorization letters to the Financing Cooperation Recipient in connection with the Applicable Financing Transaction authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation that the public side versions of such documents, if any, do not include material non-public information about the applicable Financing Cooperation Provider or its Subsidiaries or their respective securities; provided that such letters provide that (A) the applicable Financing Cooperation Provider and its Affiliates shall not have any liability of any kind or nature resulting from the use of such information except for liability under the applicable Debt Financing Documents for such Applicable Financing Transaction and (B) any representation regarding the accuracy of information shall be substantially consistent with the corresponding representation in the Debt Commitment Letter; and

(c)            the applicable Financing Cooperation Provider using its commercially reasonable efforts to cause its independent auditors to cooperate with the Applicable Financing Transaction, including by (i) providing customary “comfort letters”, including customary “negative assurances” (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the Applicable Financing Transaction) and assistance with the due diligence activities of the financing sources involved with the Applicable Financing Transaction, (ii) proving customary consents to the inclusion of audit reports in any applicable Debt Marketing Material or related government filings and (iii) providing customary consents to references to the auditor as an expert in any applicable Debt Marketing Material or related government filings.

Annex A-7

“Debt Marketing Material” means each of the following: (a) customary “public side” and “private side” bank books, lender presentations and other information packages and (b) a road show presentation and a preliminary offering memorandum, each of which is suitable for use in a customary “high yield road show” for a private placement of debt securities.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Environmental Law” means any Law or Governmental Order relating to the protection, investigation or restoration of the environment or natural resources or, as it relates to any exposure to any hazardous or toxic substance in the environment, to the protection of human health and safety.

“Equity Award Exchange Ratio” means the quotient (rounded to four decimals) obtained by dividing (i) the Merger Consideration by (ii) the Average Buyer Stock Price.

“Equity Financing Failure Event” means any of the following: (a) the commitments with respect to all or any portion of the Equity Investment expiring, or being terminated, (b) for any reason, all or any portion of the Equity Investment becoming unavailable, (c) a breach or repudiation or threatened or anticipated breach or repudiation by any Equity Financing Source party to the Subscription Agreements of which Buyer becomes aware, (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur, or (e) any party to the Subscription Agreements or any Affiliate or agent of such Person shall allege in writing that any of the events set forth in the foregoing clauses has occurred.

“Equity Financing Sources” means any Person that has committed to provide financing, or has entered into the Subscription Agreements, in connection with the PIPE Transaction, including any of such Person’s Affiliates or its or their respective officers, directors, employees, partners, trustees, stockholders, controlling persons, agents, representatives, successors or assigns and including, for the avoidance of doubt, L. Ellison and David Ellison.

“Equity Marketing Activity” means all activity undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Buyer Public Equity Financing, including:

(a)            participation, including by officers of appropriate seniority and experience and by representatives of the Company’s independent auditors, in and assistance with, (i) the preparation of the one or more registration statements, preliminary or final prospectuses, prospectus supplements or free writing prospectuses (collectively, “Public Equity Offering Documents”) and due diligence sessions related thereto and (ii) a customary road show with prospective equity investors;

Annex A-8

(b)            the Company using its commercially reasonable efforts to cause its independent auditors to cooperate with the applicable Buyer Public Equity Financing, including by (i) providing customary “comfort letters”, including customary “negative assurances” (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the applicable Buyer Public Equity Financing) and assistance with the due diligence activities of the financing sources involved with the applicable Buyer Public Equity Financing, (ii) providing customary consents to the inclusion of audit reports in any applicable Public Equity Offering Document or related government filings and (iii) providing customary consents to references to the auditor as an expert in any applicable Public Equity Offering Document or related government filings.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exploitation” (or any variant thereof) shall mean, regarding any asset or property (including any Intellectual Property), the exhibition, sale, distribution, publication, transmission, broadcast, telecast, performance, display, license, covenant not to sue or enjoin, right to obtain, enforce or register, covenant not to sue or enjoin last, sublicense, use, reproduction, marketing, creating derivative works of, or other commercial exploitation thereof, by any means, methods, processes, media devices and delivery systems of every kind or character, whether now known or hereafter created. “Exploit” means to cause the Exploitation.

“Export and Sanctions Regulations” means sanctions and export control Laws and regulations where such Person does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control and the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of Treasury.

“FCC” means the U.S. Federal Communications Commission.

“FCC License” means a license or other authorization issued by the FCC to the Company or its Subsidiaries, including licenses in the FCC’s Industrial/Business pool frequencies for wireless telecommunications services using private radio systems.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Financing Cooperation Provider” means (a) with respect to the Buyer Debt Financing and the Buyer Public Equity Financing, the Company and (b) with respect to the Permitted Financing Activities, Buyer.

“Financing Cooperation Recipient” means (a) with respect to the Buyer Debt Financing and the Buyer Public Equity Financing, Buyer and (b) with respect to the Permitted Financing Activities, the Company.

“Financing KYC Deliverables” means all documentation and other information reasonably requested by Buyer with respect to the Company and its Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L.107-56 and 31 C.F.R. § 1010.230 and OFAC, FCPA and the Investment Company Act.

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“Fraud” means actual and intentional common law fraud under Delaware law with respect to a representation and warranty set forth in Article IV or Article V by the Party making such representation or warranty. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Guilds” means guilds, unions or other labor organizations, domestic or foreign, that relate to or support the development, production, release, exhibit, performance, broadcast or other form of use or exploitation of audio or audiovisual content or works of any kind (e.g., the Screen Actors Guild, the Writers Guild of America, the Directors Guild of America, the International Alliance of Theatrical Stage Employees, International Brotherhood of Teamsters and American Federation of Musicians or other union if the bargaining unit is employed in connection with the development, production, release, exhibit or performance, broadcast or other form of use or exploitation of audio or audiovisual content or work of any kind).

“Hazardous Substance” means any substance regulated under Environmental Law as being harmful or hazardous to human health or the environment including those listed, classified or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint, mold, per- or poly-fluorinated substances, polychlorinated biphenyls or radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

Annex A-10

“Information Technology” means software, computer systems (including computers, screens, servers, middleware, workstations, routers, hubs, switches, networks, data communications lines and hardware), network and telecommunications systems hardware and other information technology equipment.

“Intellectual Property” means, collectively, all United States and non-United States intellectual property rights, including all such rights in (a) patents and patent applications, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs (“Patents”); (b) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, designs, symbols, trade dress, trade names, Internet domain names, social media handles, and other indicia of source or origin, including all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (c) published and unpublished works of authorship in any media (including software, source code, object code, information, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, including all renewals, extensions, restorations and reversions thereof, and including all derivative, compilation and ancillary rights of every kind, whether now known or hereafter recognized, related to copyrights (“Copyrights”); (d) trade secrets and all other confidential and proprietary information, including, rights in know-how, processes, schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists and supplier lists; and (e) moral rights, rights of publicity and rights of privacy.

“Intervening Event” means any material event or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that (a) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Company Board (or any member thereof) as of, or prior to, the date hereof and (b) does not involve or relate to the receipt, existence or terms of any Acquisition Proposal (or any proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal); provided, however, that (i) in no event shall any action that is taken by Buyer to the extent required by the affirmative covenants set forth in Section 6.4 and the consequences of any such action constitute an Intervening Event and (ii) in no event shall any change in the market price, trading volume or ratings of any securities or indebtedness of the Company, any Subsidiary of the Company, Buyer or any Subsidiary of Buyer constitute an Intervening Event; provided, further, however, that the underlying causes of any such change may be considered in determining whether an Intervening Event has occurred.

“IRS” means the United States Internal Revenue Service.

“Key Property” means (i) the Intellectual Property set forth in Section A(2) of the Company Disclosure Letter and (ii) any Content IP of Content that has not been published or distributed commercially as of the date of this Agreement.

“Key Out-License Agreements” means the material Contracts pursuant to which any COT Property is licensed by the Company or any Subsidiary or any of its or their predecessors to a third party, copies of which have been made available to Buyer.

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“Key Out-License Summary” means the information set forth in Section A(3) of the Company Disclosure Letter.

“Knowledge” when used in this Agreement (i) with respect to the Company, means the actual knowledge, after reasonable inquiry of the employees with primary responsibility regarding such matter, of the Persons listed in Section A(4) of the Company Disclosure Letter and (ii) with respect to Buyer, means the actual knowledge, after reasonable inquiry of the employees with primary responsibility regarding such matter, of the Persons listed in Section A(5) of the Company Disclosure Letter.

“Labor Union” means any labor union, works council or similar employee or labor organization, including any Guild.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Licenses” permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Lien” means a lien, charge, pledge, security interest, hypothecation, mortgage, deed of trust, claim, transfer restriction, option, right of first offer or refusal or other encumbrance.

“Marketing Material” means any Debt Marketing Material or any Public Equity Offering Document.

“Material Affiliation Agreement” means an Affiliation Agreement that (i) provides for the distribution of one or more linear networks (which may also provide for access to a direct to consumer service) and (ii) is with a top 10 counterparty (based on aggregate 2024 distribution revenue to the Company and its Subsidiaries), and treating any group of affiliated counterparties or services as a single counterparty.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Stock Market.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

“Ordinary Course Financing Activities” means (a) debt consisting of or relating to the sale, transfer, distribution, or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of motion pictures, video and television programming, sound recordings or books in the Ordinary Course and the granting to Subsidiaries of rights to distribute such motion pictures, video, and television programming, sound recordings, or books, (b) advances to employees and consultants for travel and other business-related expenses in the Ordinary Course or (c) guarantees of obligations of the Company or any of its wholly owned Subsidiaries.

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“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Financing Activities” means any of the following:

(a)               (i) any refinancing by the Company or any of its Subsidiaries of all or any portion of the indebtedness under (and the termination of all or any portion of the commitments under) that certain Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 (as amended, amended and restated, modified or otherwise supplemented, replaced or refinanced (the “Bridge Facility”), by and among, inter alia, the Company, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto, as amended, supplemented or otherwise modified from time to time; it being agreed that the Company and its Subsidiaries shall consult with Buyer in good faith in connection with any such refinancing or incurrence of indebtedness in connection therewith, and any indebtedness incurred in connection with such refinancing may contain such market terms and conditions (including, without limitation, with respect to interest, fees, maturity, amortization, call protection, covenants, and events of default) as are acceptable to the Company in its sole discretion; provided that (A) the aggregate principal amount of indebtedness incurred in such refinancing does not exceed the aggregate principal amount of indebtedness under the Bridge Facility being refinanced (plus accrued and unpaid interest and fees), and (B) other than with respect to indebtedness incurred in such refinancing in the form of customary term loan bank financing facilities, any such refinancing indebtedness shall contain a customary mandatory redemption feature that requires such indebtedness to be redeemed at par (plus accrued interest) upon consummation of the Merger (any such refinancing, a “Term Loan Refinancing”), and (ii) any amendment to the Bridge Facility that extends the maturity thereof on customary terms for a bridge facility, including any payments made in connection therewith;

(b)            the issuance of junior lien notes pursuant to a Tender Offer, Consent Solicitation or Liability Management Transaction undertaken pursuant to Section 6.15 (such notes, the “Junior Lien Exchange Notes”); provided that such exchange offer is on, and the Junior Lien Exchange Notes contain, terms and conditions acceptable to Buyer in its sole discretion (any such issuance, a “Junior Lien Notes Exchange”); and

(c)            any amendment, replacement, renewal, extension, refinancing or similar transaction involving any other existing debt consisting of debt for borrowed money of the Company or its Subsidiaries; provided that, other than with respect to a refinancing of an existing revolving credit facility with another customary revolving bank facility, such amendment, replacement, renewal, extension, refinancing or similar transaction is on terms and conditions that are acceptable to Buyer in its sole discretion.

Annex A-13

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) with respect to real property, (i) easements, covenants and rights-of-way of record and other similar non-monetary encumbrances and (ii) zoning, building and other land use regulations promulgated by Governmental Entities, in each case of clauses (i) and (ii), that are not presently violated and that do not materially detract from the value or marketability of the real property to which they relate or materially interfere with the operation of the subject real property as currently conducted; (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security Laws; and (e) Liens that will be discharged or released on or prior to the Closing Date.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means, with respect to a Party, any data or information in any media that can reasonably be used to identify a particular individual or device, including any data or other information that constitutes personal information or analogous term under any applicable Law.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Processing” means any operation or set of operations that is performed on Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Data.

“Proxy Statement” means the proxy statement/prospectus relating to the matters to be submitted to the holders of Company Stock at the Company Stockholder Meeting to be filed by the Company with the SEC.

“Registered” means issued by, registered with, or the subject of a pending application for issuance or registration before, any Governmental Entity.

“Registered Company IP” means Company Owned IP that is Registered.

“Regulators” means Governmental Entities with jurisdiction over Regulatory Laws.

Annex A-14

“Regulatory Laws” means all (a) foreign and transnational Laws regarding (i) the provision of broadcasting, streaming or audio-visual media services, (ii) foreign direct investments Laws and (iii) Laws concerning the review, notification or regulation of subsidies or other forms of state support provided by non-domestic governments, including any Laws governing the assessment of distortive subsidies in connection with mergers, acquisitions, joint ventures or public procurement and (b) Communications Laws.

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

“Revolving Facility” means that certain revolving credit facility under the credit agreement, dated as of October 4, 2024, as amended on June 26, 2025, among certain Affiliates of the Company, the lenders party thereto, Bank of America, N.A., JPMorgan Chase Bank, N.A., and Goldman Sachs Bank USA.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Executive” means with respect to the Company and its Subsidiaries, any of the Company’s executive officers (as such term is defined in the Exchange Act).

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (ii) of which such Person, directly or indirectly, possesses the power to direct or cause the direction of the management and policies by Contract.

“Takeover Statute” means a “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, digital services, environmental, sales, consumption, turnover, goods and services, use, license, lease, transfer, import, export, customs duty, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Law” means the Law of any Governmental Entity or political subdivision thereof relating to any Tax.

Annex A-15

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, any documentation with respect to transfer pricing or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means a day on which shares of Buyer Class B Common Stock are traded on NASDAQ.

“Transaction Documents” means this Agreement, the Confidentiality Agreement and the Buyer Guarantee, including all annexes, Exhibits, Schedules, attachments and appendices thereto.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Annex A-16